UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2023 and 2022
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2023 and 2022
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Citi Retirement Savings Plan (the Plan) as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years ended December 31, 2023 and 2022, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years ended December 31, 2023 and 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 27, 2024

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2023 and 2022

	2023	2022
Assets:
Investments:
Investments, at fair value	$18,928,869,990	$15,637,777,884
Investments in fully benefit-responsive investment contracts, at contract value	1,038,208,094	1,224,668,199
Total investments	19,967,078,084	16,862,446,083

Receivables:
Employer contributions	541,344,705	468,514,042
Interest and dividends	7,943,445	6,387,294
Receivable for securities sold	1,611,717	3,704,566
Participant contributions	455,520	533,096
Participant loans	207,405,891	197,215,177
Total receivables	758,761,278	676,354,175
Total assets	20,725,839,362	17,538,800,258
Liabilities:
Payable for securities purchased	5,126,029	6,013,104
Other investment liabilities	13,719,148	13,086,043
Payable for trustee, administrative fees and other	6,139,873	4,111,644
Total liabilities	24,985,050	23,210,791
Net assets available for benefits	$20,700,854,312	$17,515,589,467
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2023 and 2022

	2023	2022
Additions to net assets attributable to:
Investment income (loss):
Dividends	$59,712,241	$35,181,384
Interest	26,874,322	22,740,113
Net appreciation (depreciation) in fair value of investments	2,855,072,023	(3,125,265,006)
Net investment income (loss)	2,941,658,586	(3,067,343,509)
Interest income on loans receivable from participants	11,221,190	9,371,415
Contributions:
Employer	541,368,158	468,560,846
Participants	856,989,258	739,710,443
Rollover	118,763,501	108,390,417
Total contributions	1,517,120,917	1,316,661,706
Total additions (reductions) to net assets	4,470,000,693	(1,741,310,388)
Deductions from net assets attributable to:
Distributions to participants	1,268,208,683	1,117,942,390
Trustee and administrative expenses	16,029,543	17,573,253
Dividends paid directly to participants	497,622	496,773
Total deductions from net assets	1,284,735,848	1,136,012,416
Net increase (decrease)	3,185,264,845	(2,877,322,804)
Net assets available for benefits at:
Beginning of year	17,515,589,467	20,392,912,271
End of year	$20,700,854,312	$17,515,589,467
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal Plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of a non-leveraged ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The maximum annual eligible pay under the Plan does not exceed the applicable statutory limit.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15%.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
Participants who are age 50 or older by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2023 and 2022, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or, in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2023 and 2022, the employer contribution receivable was $541.3 million and $468.5 million, respectively. Company contributions relating to 2023 and 2022 were received and credited to participant accounts during the first quarter of 2024 and 2023, respectively.
(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from qualified retirement plans or Individual Retirement Accounts (IRA). Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Rollover contributions into the Plan in 2023 and 2022 amounted to $118.8 million and $108.4 million, respectively.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2023 and 2022, $927,977 and $421,712, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2023 and 2022, unallocated forfeitures were $2,242,225 and $598,929, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. The interest rates for loans receivable from participants as of December 31, 2023 and 2022 ranged from 4.25% to 10.25% in both years. Loan terms range from 1 to 5 years for general-purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.
(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan. The value of this distribution will be based on the value of the participant's vested account at the valuation date that coincides with the distribution to the extent administratively practicable.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until the date he or she must take the first required minimum distribution (RMD). If the participant is still employed at RMD age, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and are displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Debt securities for which published quotations are not available are valued based on yields currently available on comparable securities of other issuers with similar credit ratings, and long-term debt securities are valued using the latest available bid prices as quoted by dealers making a market in the securities.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund (Fund) related investments, which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s Fund is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2023	2022
Synthetic GICs	$1,038,208,094	$1,224,668,199
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which all significant inputs and value drivers are observable in the market.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2023.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

	December 31, 2023
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$14,223,451	$87,926,762	$102,150,213
Collective trust funds	—	16,446,915,505	16,446,915,505
U.S. equities	893,140,787	—	893,140,787
Non-U.S. equities	528,569,247	—	528,569,247
Mutual funds and other registered investment companies	958,094,238	—	958,094,238
Investments, at fair value	$2,394,027,723	$16,534,842,267	$18,928,869,990

Other investment liabilities	$—	$(13,719,148)	$(13,719,148)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2022.

	December 31, 2022
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$13,853,350	$67,250,583	$81,103,933
Collective trust funds	—	13,413,539,732	13,413,539,732
U.S. equities	787,036,825	—	787,036,825
Non-U.S. equities	487,299,352	—	487,299,352
Mutual funds and other registered investment companies	867,817,749	—	867,817,749
Non-U.S. corporate bonds	—	980,293	980,293
Investments, at fair value	$2,156,007,276	$13,481,770,608	$15,637,777,884

Other investment liabilities	$—	$(13,086,043)	$(13,086,043)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2023 and 2022, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2023 and 2022.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
available for benefits, or if paid by the investment funds, are included in net appreciation (depreciation) in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invest in the securities of a single issuer. At December 31, 2023 and 2022, approximately 3% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $595.9 million and $513.9 million at December 31, 2023 and 2022, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2023 and 2022. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2023 and 2022, the Company paid $24.1 million and $22.4 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2023 and 2022, the Plan held $87.9 million and $67.2 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2023 and 2022, the Plan also held through its investment in synthetic GICs valued at $1,185,319 and $601,939, respectively, of Bank of New York Mellon corporate bonds and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party-in-interest transactions.
(8)    Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2023 and 2022, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. The Company believes the Plan is no longer subject to tax examination for years prior to 2020.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)     Subsequent Events
    The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2023 and 2022:

	2023	2022
Net assets available for benefits per the financial statements	$20,700,854,312	$17,515,589,467
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(72,808,703)	(99,854,224)
Net assets available for benefits per Form 5500	$20,628,045,609	$17,415,735,243
Net increase (decrease) in net assets available for benefits per the financial statements	$3,185,264,845	$(2,877,322,804)
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	99,854,224	(14,940,610)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(72,808,703)	(99,854,224)
Net increase (decrease) in net assets per Form 5500	$3,212,310,366	$(2,992,117,638)

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$7,470
	Brazil Real					747
	Canadian Dollar					13,847
	Chinese Yuan Renminbi					4,795,404
	Danish Krone					13,206
	Euro					32,824
	Hong Kong Dollar					7,520
	Indian Rupee					64,628
	Japanese Yen					92,429
	Mexican Peso					1,703,681
	New Zealand Dollar					1,209
	Norwegian Krone					3
	Polish Zloty					22
	Pound Sterling					20,031
	Qatari Riyal					16
	Saudi Arabia Riyal					14,133
	Singapore Dollar					594
	South African Rand					19
	Swiss Franc					421
	Thailand Baht					34
	Turkish Lira					3
	U.S. Dollar					7,299,985
	Vietnam Dong					155,225
*	Collective U.S. Gov't Stif 15 Bps	5.26%				87,926,762
	Total cash equivalents and short-term investments					$102,150,213

	Collective trust funds:
	Blackrock LifePath Index 2025 Fund F			14,019,147		$358,566,325
	Blackrock LifePath Index 2030 Fund F			17,312,919		510,194,396
	Blackrock LifePath Index 2035 Fund F			20,228,905		593,746,687
	Blackrock LifePath Index 2040 Fund F			19,669,155		659,675,934
	Blackrock LifePath Index 2045 Fund F			25,026,080		808,575,129
	Blackrock LifePath Index 2050 Fund F			23,456,166		634,212,510
	Blackrock LifePath Index 2055 Fund F			13,221,631		466,069,087
	Blackrock LifePath Index 2060 Fund F			7,031,388		144,341,736
	Blackrock LifePath Index Refirement Fund F			16,085,808		400,235,808
	BlackRock MSCI ACWI ESG Focus Index Fund F			2,552,446		42,765,973
	EAFE Equity Index Fund F			22,580,588		1,261,530,048
	Emerging Markets Index Fund F			36,816,700		462,561,332
	Equity Index Fund F			51,362,749		5,094,817,664
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Intl Multi Cap Equity Tr			7,252,874		107,560,119
LS CIT Core Plus Fixed Income			1,242,667		19,857,826
Mid Capitalization Equity Index Fund F			7,670,922		1,094,700,804
Roll Select Commodity Index Fd			5,988,462		75,890,584
Russell 1000 Growth Fund F			2,132,209		127,480,100
Russell 1000 Value Fund F			679,531		34,020,806
Russell 2000 Index Fund F			9,228,173		617,207,889
Russell 3000 Index Fund F			14,090,523		1,374,437,534
US Debt Index Fund F			38,526,263		1,270,049,092
US Treasury Inflation Protected Securities Fund F			9,596,918		229,612,987
Wellington Emerging Markets Debt Fund			6,177,010		58,805,135
Total collective trust funds					$16,446,915,505

U.S. equities:
10X Genomics Inc			2,913		$163,001
A10 Networks Inc			4,630		60,979
Aaon Inc			2,365		174,701
Abercrombie & Fitch Co			1,297		114,443
Academy Sports & Outdoors Inc			1,767		116,638
Acadia Pharmaceuticals Inc			5,923		185,463
Aci Worldwide Inc			2,742		83,911
Acuity Brands Inc			2,335		478,287
Adaptive Biotechnologies Corp			10,278		50,363
Addus Homecare Corp			11,682		1,084,692
Adeia Inc			23,668		293,244
Advanced Energy Industries Inc			1,608		175,098
Affirm Holdings Inc			7,085		348,155
Agilysys Inc			1,665		141,265
Agios Pharmaceuticals Inc			1,704		37,957
Agree Realty Corp			49,960		3,145,007
Akero Therapeutics Inc			2,353		54,943
Albany International Corp			336		33,030
Alector Inc			1,063		8,481
Alexandria Real Estate Equitie			17,085		2,165,821
Alight Inc			24,984		213,113
Allegro Microsystems Inc			41,911		1,268,647
Allison Transmission Holdings			7,340		426,845
Allogene Therapeutics Inc			2,121		6,810
Alpha Metallurgical Resources			589		199,539
Amedisys Inc			2,078		197,496
American Homes 4 Rent			58,491		2,103,351
American Tower Corp			2,515		542,926
Ameris Bancorp			23,372		1,239,852
Amicus Therapeutics Inc			5,667		80,414
Amkor Technology Inc			26,130		869,352
Amn Healthcare Services Inc			6,023		451,018
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Amphastar Pharmaceuticals Inc			2,586		159,914
Api Group Corp			5,987		207,160
Appfolio Inc			838		145,213
Arcellx Inc			898		49,844
Array Technologies Inc			52,804		887,123
Arvinas Inc			1,458		60,007
Asbury Automotive Group Inc			661		148,615
Asgn Inc			821		78,980
Ashland Inc			3,065		258,452
Aspen Technology Inc			282		62,170
Ati Inc			5,605		254,864
Atkore Inc			4,534		725,500
Atlassian Corp			19,731		4,693,265
Atricure Inc			1,644		58,657
Avalonbay Communities Inc			19,160		3,587,038
Avidity Biosciences Inc			2,502		22,640
Avnet Inc			11,137		561,323
Axcelis Technologies Inc			1,998		259,089
Azek Co Inc/The			3,493		133,591
Balchem Corp			553		82,233
Baldwin Insurance Group Inc/Th			4,519		108,556
Bancorp Inc/The			5,038		194,277
Beacon Roofing Supply Inc			6,012		523,185
Belden Inc			3,117		240,818
Bellring Brands Inc			9,951		551,577
Berkshire Hills Bancorp Inc			6,515		161,772
Bgc Group Inc			73,388		529,863
Biomea Fusion Inc			599		8,694
Bj'S Wholesale Club Holdings I			16,363		1,090,709
Blackbaud Inc			1,610		139,551
Bloomin' Brands Inc			42,701		1,202,044
Blue Owl Capital Inc			9,323		138,916
Blueprint Medicines Corp			2,987		275,490
Boise Cascade Co			150		19,363
Booz Allen Hamilton Holding Co			2,408		307,993
Boston Properties Inc			35,222		2,471,540
Bowlero Corp			29,736		421,060
Box Inc			6,386		163,557
Boyd Gaming Corp			6,817		426,783
Brady Corp			3,837		225,185
Bridgebio Pharma Inc			22,652		914,458
Bright Horizons Family Solutio			1,088		102,504
Brinker International Inc			4,458		192,477
Brink'S Co/The			11,370		999,980
Brixmor Property Group Inc			98,512		2,292,373
Broadridge Financial Solutions			677		139,203
Bruker Corp			1,246		91,582
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Brunswick Corp/De			1,231		119,137
	Buckle Inc/The			6,029		286,508
	Builders Firstsource Inc			1,498		250,046
	Bumble Inc			10,311		151,986
	Caci International Inc			912		295,381
	Cactus Inc			3,540		160,738
	Cadre Holdings Inc			1,469		48,312
	Caesars Entertainment Inc			21,355		1,001,107
	Caleres Inc			42,012		1,291,024
	Camden Property Trust			7,726		767,161
	Caretrust Reit Inc			23,950		535,998
	Cars.Com Inc			14,735		279,518
	Carvana Co			2,395		126,787
	Casella Waste Systems Inc			3,956		338,046
	Casey'S General Stores Inc			465		127,758
	Castle Biosciences Inc			29,637		639,568
	Catalent Inc			2,211		99,354
	Catalyst Pharmaceuticals Inc			17,897		300,849
	Cava Group Inc			607		26,076
	Cavco Industries Inc			464		160,837
	Cbiz Inc			3,628		227,095
	Celsius Holdings Inc			1,423		77,581
	Centrus Energy Corp			1,266		68,900
	Cerevel Therapeutics Holdings			2,908		123,292
	Championx Corp			45,103		1,317,437
	Charles River Laboratories Int			677		159,940
	Chart Industries Inc			8,282		1,129,142
	Chegg Inc			14,504		164,768
	Chemed Corp			110		64,186
	Choice Hotels International In			1,469		166,424
	Chord Energy Corp			6,087		1,011,855
	Churchill Downs Inc			2,517		339,573
	Cirrus Logic Inc			1,458		121,283
*	Citigroup Inc			11,584,797		595,921,933
	Civitas Resources Inc			15,667		1,071,292
	Clean Harbors Inc			1,328		231,781
	Clearfield Inc			7,292		212,037
	Cno Financial Group Inc			33,066		922,536
	Coca-Cola Consolidated Inc			308		286,268
	Cogent Communications Holdings			1,597		121,438
	Coherent Corp			5,353		233,000
	Collegium Pharmaceutical Inc			33,828		1,041,232
	Comfort Systems Usa Inc			1,948		400,618
	Commercial Metals Co			25,945		1,298,284
	Concentrix Corp			10,817		1,062,341
	Conmed Corp			1,301		142,499
	Core & Main Inc			4,890		197,590
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Corecivic Inc			28,178		409,429
Corvel Corp			947		234,105
Coty Inc			9,372		116,402
Cousins Properties Inc			48,157		1,172,625
Crinetics Pharmaceuticals Inc			1,143		40,653
Crocs Inc			1,209		112,973
Cross Country Healthcare Inc			36,622		829,128
Csw Industrials Inc			897		186,067
Cto Realty Growth Inc			21,027		364,393
Cubesmart			41,655		1,930,721
Curtiss-Wright Corp			1,858		413,956
Cvb Financial Corp			53,087		1,071,833
Cymabay Therapeutics Inc			2,482		58,619
Cytokinetics Inc			2,946		245,940
Darling Ingredients Inc			20,457		1,019,556
Dave & Buster'S Entertainment			5,266		283,565
Day One Biopharmaceuticals Inc			1,342		19,595
Deckers Outdoor Corp			322		215,446
Denali Therapeutics Inc			23,537		505,105
Dick'S Sporting Goods Inc			1,116		163,942
Digital Realty Trust Inc			22,737		3,059,984
Digitalocean Holdings Inc			18,461		677,328
Dime Community Bancshares Inc			6,307		169,837
Diodes Inc			2,468		198,704
Dnow Inc			14,309		161,974
Domino'S Pizza Inc			512		211,026
Doubleverify Holdings Inc			33,390		1,228,089
Douglas Emmett Inc			25,900		375,549
Dun & Bradstreet Holdings Inc			18,016		210,784
Duolingo Inc			681		154,384
Dycom Industries Inc			17,263		1,986,840
Eagle Materials Inc			1,499		304,020
Ecovyst Inc			32,768		320,148
Element Solutions Inc			4,544		105,156
Elf Beauty Inc			1,957		282,451
Embecta Corp			735		13,922
Emcor Group Inc			432		93,084
Employers Holdings Inc			4,431		174,565
Enact Holdings Inc			6,607		190,876
Encompass Health Corp			24,826		1,656,397
Encore Capital Group Inc			8,981		455,783
Endeavor Group Holdings Inc			8,257		195,950
Enersys			16,205		1,636,118
Ensign Group Inc/The			3,814		427,958
Entegris Inc			10,490		1,257,000
Entravision Communications Cor			25,572		106,634
Epam Systems Inc			5,979		1,777,931
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Equinix Inc			11,622		9,359,949
Equity Lifestyle Properties In			39,501		2,786,431
Equity Residential			9,731		595,175
Essential Properties Realty Tr			27,628		706,183
Essex Property Trust Inc			7,096		1,759,316
Euronet Worldwide Inc			1,329		134,898
Evercore Inc			4,509		771,338
Everi Holdings Inc			2,505		28,228
Evolent Health Inc			2,791		92,189
Exact Sciences Corp			17,463		1,291,908
Exelixis Inc			9,766		234,293
Exlservice Holdings Inc			62,065		1,914,683
Exponent Inc			512		45,069
Extra Space Storage Inc			34,581		5,544,288
Extreme Networks Inc			19,990		352,633
Factset Research Systems Inc			375		178,991
Fair Isaac Corp			187		217,209
Farmland Partners Inc			46,385		578,882
Federal Agricultural Mortgage			4,680		894,922
Federal Realty Investment Trus			26,057		2,685,135
Federal Signal Corp			3,215		246,733
First Industrial Realty Trust			2,477		130,450
First Merchants Corp			30,975		1,148,563
Firstcash Holdings Inc			4,859		526,633
Flywire Corp			16,265		376,546
Fnb Corp/Pa			66,457		915,112
Formfactor Inc			2,194		91,526
Fortinet Inc			1,966		115,060
Fortrea Holdings Inc			9,132		318,693
Frontdoor Inc			9,440		332,476
Fti Consulting Inc			3,686		733,903
Gaming And Leisure Properties			36,481		1,800,320
Gartner Inc			287		129,645
Gibraltar Industries Inc			652		51,465
Globus Medical Inc			3,755		200,106
Grand Canyon Education Inc			1,745		230,449
Granite Construction Inc			6,330		321,922
Graphic Packaging Holding Co			52,332		1,289,982
Green Brick Partners Inc			2,096		108,843
Griffon Corp			4,119		251,069
Group 1 Automotive Inc			1,118		340,586
Guardant Health Inc			3,338		90,291
Gxo Logistics Inc			3,814		233,258
Hackett Group Inc/The			6,750		153,690
Haemonetics Corp			8,437		721,371
Halozyme Therapeutics Inc			10,658		393,934
Hamilton Lane Inc			1,447		164,140
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hancock Whitney Corp			6,215		301,978
Hanover Insurance Group Inc/Th			6,876		834,933
Healthpeak Properties Inc			73,935		1,463,920
Herc Holdings Inc			607		90,333
Heritage Commerce Corp			16,236		161,057
Hilton Grand Vacations Inc			2,183		87,728
Hope Bancorp Inc			16,076		194,197
Hub Group Inc			4,103		377,257
Huron Consulting Group Inc			8,382		861,691
Icf International Inc			8,682		1,164,112
Ideaya Biosciences Inc			1,205		42,890
Igm Biosciences Inc			934		7,762
Immunogen Inc			27,075		802,759
Immunovant Inc			9,051		381,310
Inari Medical Inc			1,511		98,081
Informatica Inc			4,798		136,210
Insight Enterprises Inc			2,335		413,746
Insmed Inc			37,042		1,147,943
Insperity Inc			1,579		185,049
Inspire Medical Systems Inc			734		149,407
Intellia Therapeutics Inc			2,021		61,611
Inter Parfums Inc			1,453		209,234
Interdigital Inc			6,730		730,443
International Money Express In			7,110		157,058
Intra-Cellular Therapies Inc			12,651		906,076
Invitation Homes Inc			64,993		2,216,923
Ionis Pharmaceuticals Inc			3,829		193,703
Iovance Biotherapeutics Inc			73,115		594,423
Irhythm Technologies Inc			1,034		110,659
Iridium Communications Inc			5,502		226,476
Iron Mountain Inc			20,120		1,407,966
Jamf Holding Corp			20,357		367,644
Janus International Group Inc			32,500		424,125
John Bean Technologies Corp			1,465		145,683
Kadant Inc			1,023		286,709
Karuna Therapeutics Inc			1,023		323,736
Kimco Realty Corp			171,659		3,658,051
Kinsale Capital Group Inc			316		105,942
Kite Realty Group Trust			64,797		1,481,253
Kla Corp			1,755		1,020,334
Kosmos Energy Ltd			96,717		648,970
Krystal Biotech Inc			489		60,661
Kulicke & Soffa Industries Inc			2,609		142,790
Kymera Therapeutics Inc			2,081		52,972
Lamar Advertising Co			5,872		624,097
Landstar System Inc			985		190,728
Lantheus Holdings Inc			8,447		523,719
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lattice Semiconductor Corp			2,734		188,632
Laureate Education Inc			49,458		678,069
Lci Industries			3,327		418,355
Legalzoom.Com Inc			28,294		319,722
Leonardo Drs Inc			31,945		640,182
Life Time Group Holdings Inc			83,218		1,254,933
Lifestance Health Group Inc			73,045		571,942
Light & Wonder Inc			1,497		122,904
Lincoln Electric Holdings Inc			1,061		230,670
Lincoln National Corp			16,665		449,445
Lindblad Expeditions Holdings			34,028		383,493
Linde Plc			9,547		3,887,370
Littelfuse Inc			386		103,326
Livent Corp			38,019		683,587
Liveramp Holdings Inc			1,731		65,583
Louisiana-Pacific Corp			2,856		202,286
Lpl Financial Holdings Inc			416		94,716
Lulu'S Fashion Lounge Holdings			41,313		76,841
Madrigal Pharmaceuticals Inc			244		56,568
Manhattan Associates Inc			953		205,195
Marathon Digital Holdings Inc			3,193		75,009
Marketaxess Holdings Inc			516		151,083
Matador Resources Co			3,931		223,497
Mattel Inc			9,561		180,506
Maxlinear Inc			2,932		69,688
Mcgrath Rentcorp			499		59,683
Medical Properties Trust Inc			39,360		193,257
Medpace Holdings Inc			1,059		324,539
Mercadolibre Inc			5,649		8,876,532
Merit Medical Systems Inc			3,418		259,612
Microstrategy Inc			269		170,176
Mid-America Apartment Communit			9,213		1,238,844
Mirion Technologies Inc Cw25			40,314		81,838
Mks Instruments Inc			656		67,442
Modine Manufacturing Co			36,687		2,190,222
Moelis & Co			8,981		504,100
Molina Healthcare Inc			932		336,749
Monolithic Power Systems Inc			242		152,955
Monte Rosa Therapeutics Inc			299		1,691
Moog Inc			333		48,254
Morphic Holding Inc			1,209		34,928
Msa Safety Inc			935		157,859
Murphy Usa Inc			1,017		362,565
Myr Group Inc			10,977		1,587,560
Natera Inc			32,738		2,050,740
Ncr Atleos Corp			7,340		178,299
Ncr Voyix Corp			14,783		249,974
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nelnet Inc			1,537		135,571
Neogenomics Inc			2,598		42,017
Netstreit Corp			60,201		1,074,587
Neurocrine Biosciences Inc			1,017		133,979
Nevro Corp			18,860		405,867
New Jersey Resources Corp			2,059		91,774
Nexstar Media Group Inc			5,001		783,967
Nnn Reit Inc			37,494		1,615,975
Northern Oil & Gas Inc			25,446		943,283
Nurix Therapeutics Inc			971		10,020
Nutanix Inc			7,364		351,207
Nuvalent Inc			773		56,911
Nv5 Global Inc			520		57,771
Oceanfirst Financial Corp			19,605		340,350
Old National Bancorp/In			19,732		333,275
Olin Corp			3,426		184,818
Omnicell Inc			1,318		49,604
Onto Innovation Inc			6,489		992,091
Option Care Health Inc			7,442		250,728
Ormat Technologies Inc			1,666		126,301
Osi Systems Inc			2,806		362,120
Pacira Biosciences Inc			1,529		51,580
Palomar Holdings Inc			673		37,328
Par Pacific Holdings Inc			10,858		394,904
Patrick Industries Inc			968		97,133
Patterson-Uti Energy Inc			78,701		849,971
Paylocity Holding Corp			469		77,315
Payoneer Global Inc			17,296		90,114
Pbf Energy Inc			468		20,574
Peapack-Gladstone Financial Co			7,830		233,502
Pebblebrook Hotel Trust			125,035		1,998,053
Pediatrix Medical Group Inc			10,319		95,968
Pegasystems Inc			2,437		119,063
Pennymac Financial Services In			2,734		241,621
Penske Automotive Group Inc			814		130,699
Penumbra Inc			548		137,803
Perficient Inc			1,670		109,949
Performance Food Group Co			21,270		1,470,810
Petco Health & Wellness Co Inc			29,898		94,476
Petiq Inc			14,189		280,230
Phillips Edison & Co Inc			27,165		990,993
Phinia Inc			6,186		187,370
Photronics Inc			7,391		231,834
Piedmont Lithium Inc			8,582		242,264
Pinnacle Financial Partners In			7,233		630,832
Pliant Therapeutics Inc			1,065		19,282
Pool Corp			513		204,503
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Portillo'S Inc			22,153		352,897
Portland General Electric Co			35,525		1,539,636
Post Holdings Inc			2,358		207,645
Power Integrations Inc			1,876		154,040
Powerschool Holdings Inc			5,281		124,415
Preferred Bank/Los Angeles Ca			4,278		312,502
Prestige Consumer Healthcare I			1,608		98,417
Primerica Inc			1,212		249,469
Primoris Services Corp			7,327		243,345
Privia Health Group Inc			60,366		1,390,226
Procept Biorobotics Corp			2,429		101,793
Progress Software Corp			17,563		953,656
Progyny Inc			18,161		675,243
Prologis Inc			84,335		11,241,782
Propetro Holding Corp			19,915		166,885
Ptc Inc			1,281		224,173
Ptc Therapeutics Inc			2,758		76,014
Public Storage			4,228		1,289,692
Pure Storage Inc			515		18,362
Quaker Chemical Corp			349		74,539
Qualys Inc			1,667		327,289
Quidelortho Corp			1,179		86,929
Radnet Inc			18,161		631,474
Rambus Inc			4,023		274,601
Range Resources Corp			1,622		49,360
Rapid7 Inc			1,997		114,015
Rayonier Inc			48,874		1,632,872
Rbc Bearings Inc			1,043		297,079
Realty Income Corp			28,978		1,663,902
Red Rock Resorts Inc			1,602		85,413
Redwood Trust Inc			24,061		178,291
Regal Rexnord Corp			4,790		708,991
Relay Therapeutics Inc			3,846		42,343
Reliance Worldwide Corp Ltd			41,745		126,187
Repligen Corp			1,140		204,897
Replimune Group Inc			2,789		23,512
Revance Therapeutics Inc			5,688		49,997
Revolution Medicines Inc			1,311		37,606
Rexford Industrial Realty Inc			89,969		5,047,291
Rhythm Pharmaceuticals Inc			1,155		53,075
Riot Platforms Inc			2,495		38,593
Rli Corp			958		127,525
Rocket Pharmaceuticals Inc			1,722		51,619
Ryan Specialty Holdings Inc			4,031		173,433
Ryman Hospitality Properties I			18,597		2,046,743
S&T Bancorp Inc			5,765		192,658
Safehold Inc			12,156		284,440
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Saia Inc			778		341,088
Samsonite International Sa			225,762		744,488
Sba Communications Corp			10,970		2,782,966
Scholar Rock Holding Corp			2,134		40,128
Science Applications Internati			5,636		700,672
Select Water Solutions Inc			21,917		166,354
Selective Insurance Group Inc			1,770		176,104
Servisfirst Bancshares Inc			1,591		105,983
Shift4 Payments Inc			2,889		214,758
Shockwave Medical Inc			433		82,528
Simon Property Group Inc			4,450		634,756
Simply Good Foods Co/The			7,239		286,650
Simpson Manufacturing Co Inc			1,602		317,085
Siteone Landscape Supply Inc			1,227		199,452
Sitime Corp			5,289		645,654
Skyline Champion Corp			2,116		157,098
Slm Corp			64,506		1,233,356
Sm Energy Co			2,222		86,047
Smartsheet Inc			4,061		194,215
Solo Brands Inc			27,705		170,664
Sonder Holdings Inc			83		281
Southstate Corp			3,736		315,511
Southwest Gas Holdings Inc			19,259		1,220,065
Southwestern Energy Co			22,978		150,507
Spirit Realty Capital Inc			5,406		236,167
Springworks Therapeutics Inc			643		23,456
Sprout Social Inc			18,660		1,146,495
Sps Commerce Inc			1,921		372,352
Spx Technologies Inc			2,517		254,208
Stag Industrial Inc			23,648		928,438
Stagwell Inc			26,142		173,318
Sterling Check Corp			20,899		290,909
Steven Madden Ltd			16,329		685,832
Stifel Financial Corp			15,567		1,076,455
Stonex Group Inc			7,557		557,930
Stride Inc			2,285		135,669
Summit Materials Inc			41,412		1,592,709
Sun Communities Inc			25,654		3,428,580
Sun Country Airlines Holdings			19,558		307,655
Super Micro Computer Inc			2,736		777,790
Supernus Pharmaceuticals Inc			1,857		53,743
Symbotic Inc			1,787		91,737
Taylor Morrison Home Corp			30,236		1,613,081
Td Synnex Corp			10,079		1,084,559
Tegna Inc			33,588		513,892
Teledyne Technologies Inc			339		151,417
Tempur Sealy International Inc			5,317		270,993
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tenable Holdings Inc			3,807		175,347
Tenet Healthcare Corp			3,199		241,764
Teradata Corp			2,417		105,158
Terreno Realty Corp			975		61,099
Texas Roadhouse Inc			2,878		351,765
Thor Industries Inc			1,864		220,423
Thryv Holdings Inc			1,819		37,019
Tidewater Inc			5,032		362,809
Tko Group Holdings Inc			21,373		1,743,580
Topbuild Corp			1,271		475,797
Topgolf Callaway Brands Corp			18,157		260,378
Toro Co/The			754		72,415
Transmedics Group Inc			1,197		94,515
Travel + Leisure Co			1,300		50,826
Tyler Technologies Inc			465		194,431
Udr Inc			46,227		1,770,034
Ufp Industries Inc			2,977		373,722
Ultra Clean Holdings Inc			8,349		285,044
Ultragenyx Pharmaceutical Inc			2,011		96,153
United Community Banks Inc/Ga			36,323		1,062,808
United Parks & Resorts Inc			841		44,441
Universal Health Services Inc			10,158		1,548,421
Univest Financial Corp			5,813		128,053
Us Silica Holdings Inc			11,487		129,914
Valmont Industries Inc			792		185,014
Valvoline Inc			2,003		75,263
Varonis Systems Inc			14,270		646,133
Vaxcyte Inc			1,585		99,515
Vector Group Ltd			20,211		227,981
Ventas Inc			29,202		1,455,442
Verra Mobility Corp			58,461		1,346,355
Vertiv Holdings Co			4,574		219,703
Vestis Corp			8,044		170,049
Vesync Co Ltd			281,642		194,048
Viad Corp			6,675		241,629
Vici Properties Inc			12,798		408,009
Viper Energy Inc			19,633		616,094
Vishay Intertechnology Inc			60,871		1,459,073
Visteon Corp			1,059		132,238
Vivid Seats Inc			30,306		191,532
Vontier Corp			5,788		199,966
Voya Financial Inc			2,974		216,960
Wabash National Corp			10,949		280,507
Walker & Dunlop Inc			3,348		371,650
Watsco Inc			361		154,778
Watts Water Technologies Inc			1,465		305,195
Webster Financial Corp			14,192		720,380
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Welltower Inc			33,047		2,979,796
Wendy'S Co/The			6,574		128,062
Wesco International Inc			9,879		1,717,766
West Pharmaceutical Services I			569		200,283
Western Alliance Bancorp			8,258		543,325
Weyerhaeuser Co			56,002		1,947,204
Willscot Mobile Mini Holdings			3,794		168,831
Wingstop Inc			1,236		317,229
Wintrust Financial Corp			18,651		1,729,918
Woodward Inc			1,866		254,024
Workiva Inc			1,372		139,308
World Kinect Corp			42,399		965,849
Xencor Inc			2,824		59,954
Xpo Inc			3,294		288,522
Yum China Holdings Inc			11,504		488,135
Zebra Technologies Corp			151		41,185
Zentalis Pharmaceuticals Inc			895		13,561
Zurn Elkay Water Solutions Cor			18,361		540,010
Total U.S. equities					$893,140,787

Non-U.S. equities:
3I Group Plc			83,488		$2,576,687
A2A Spa			571,193		1,172,969
A2B Australia Ltd			10,202		14,828
Aalberts Nv			6,608		286,562
Abb India Ltd			7,579		425,792
Abb Ltd			32,406		1,436,145
Abc Arbitrage			4,596		24,396
Abc-Mart Inc			6,692		116,999
Accelleron Industries Ag			12,637		394,281
Accent Group Ltd			89,991		119,126
Accenture Plc			7,410		2,600,082
Accton Technology Corp			23,922		407,654
Adastria Co Ltd			2,996		73,853
Addiko Bank Ag			2,286		33,713
Adentra Inc			8,582		208,077
Adesso Se			1,124		133,300
Adf Group Inc			16,621		87,226
Adriatic Metals Plc			101,024		276,423
Ad-Sol Nissin Corp			1,198		13,245
Advantech Co Ltd			14,935		181,030
Advantest Corp			65,475		2,227,860
Adways Inc			7,990		28,620
Adyen Nv			3,239		4,173,884
Aedas Homes Sa			12,653		254,662
Ag Barr Plc			3,653		23,892
Aia Group Ltd			409,009		3,564,442
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aib Group Plc			113,911		488,226
Aida Engineering Ltd			17,378		101,694
Aiful Corp			198,448		534,900
Aims Apac Reit			437,744		431,406
Air Liquide Sa			22,852		4,445,973
Air New Zealand Ltd			502,732		202,124
Airtac International Group			15,368		505,741
Aisan Industry Co Ltd			7,291		60,868
Ait Corp			3,196		39,127
Aj Bell Plc			61,630		245,910
Akbank Tas			187,581		231,951
Aker Solutions Asa			109,284		452,172
Alchip Technologies Ltd			7,974		850,903
Aldrees Petroleum And Transpor			4,274		201,506
Alfa Financial Software Holdin			73,828		131,763
Alibaba Group Holding Ltd			341,748		3,308,702
Alinma Bank			16,956		175,208
Alkermes Plc			4,201		116,538
Alleima Ab			8,853		67,306
Alps Alpine Co Ltd			50,835		442,980
Alps Logistics Co Ltd			5,094		60,011
Als Ltd			13,087		114,753
Alsea Sab De Cv			34,089		129,434
Also Holding Ag			1,227		366,052
Altus Group Ltd			831		26,555
Amadeus It Group Sa			40,649		2,913,280
Amano Corp			6,791		160,993
Amaze Co Ltd			1,099		8,962
Ambea Ab			100,116		522,541
Amplifon Spa			25,068		867,853
Ams-Osram Ag			52,482		131,822
Anest Iwata Corp			2,996		23,569
Anglogold Ashanti Plc			62,845		1,174,566
Anjoy Foods Group Co Ltd			31,198		460,171
Anta Sports Products Ltd			15,948		154,709
Aon Plc			14,715		4,282,487
Apl Apollo Tubes Ltd			12,707		234,683
Apollo Hospitals Enterprise Lt			5,176		354,808
Arabian Contracting Services C			994		62,805
Arabian Internet & Communicati			2,203		203,363
Arca Continental Sab De Cv			157,766		1,729,833
Arcadium Lithium Plc			86,339		660,418
Arch Capital Group Ltd			36,400		2,703,423
Arcos Dorados Holdings Inc			15,006		190,425
Aris Mining Corp			27,265		90,361
Ariston Holding Nv			25,349		175,430
Aritzia Inc			11,316		235,993
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ascential Plc			291,615		1,090,715
Asia Commercial Bank Jsc			129,835		127,899
Asian Paints Ltd			5,015		205,035
Asm International Nv			6,494		3,371,070
Asmedia Technology Inc			3,987		235,785
Asml Holding Nv			4,166		3,153,092
Asmpt Ltd			37,752		360,186
Aspeed Technology Inc			4,286		435,714
Assured Guaranty Ltd			7,318		547,641
Astena Holdings Co Ltd			18,576		62,721
Astral Ltd			19,569		448,593
Astrazeneca Plc			21,441		2,897,341
Atlas Copco Ab			118,642		2,043,132
Ats Corporation			5,191		224,845
Attendo Ab			18,924		67,788
Aucnet Inc			3,096		40,101
Auction Technology Group Plc			29,820		198,437
Audax Renovables Sa			23,244		33,380
Audinate Group Ltd			34,738		383,521
Audiocodes Ltd			2,521		30,426
Aurelia Metals Ltd			301,579		22,636
Autohome Inc			33,917		951,724
Avant Group Corp			8,389		84,619
Awa Bank Ltd/The			4,994		83,523
Axalta Coating Systems Ltd			6,023		204,609
Axis Bank Ltd			42,224		2,782,561
Axis Capital Holdings Ltd			11,552		639,661
Aya Gold & Silver Inc			14,719		108,391
Bae Systems Plc			250,146		3,541,224
Baidu Inc			20,832		309,736
Bajaj Finance Ltd			6,120		538,923
Baltic Classifieds Group Plc			73,019		220,146
Banca Mediolanum Spa			63,824		601,674
Banca Monte Dei Paschi Di Sien			28,999		97,575
Banco Bradesco Sa			162,668		572,299
Banco Btg Pactual Sa			57,911		448,374
Banco Comercial Portugues Sa			586,252		177,702
Banco De Sabadell Sa			238,291		292,973
Bandai Namco Holdings Inc			53,317		1,068,946
Bang & Olufsen A/S			35,842		51,201
Bangkok Dusit Medical Services			225,862		183,627
Bank Central Asia Tbk Pt			2,568,705		1,568,223
Bank Mandiri Persero Tbk Pt			7,159,998		2,813,417
Bank Of Iwate Ltd/The			5,992		106,306
Bank Of Saga Ltd/The			1,698		22,268
Bank Rakyat Indonesia Persero			3,428,967		1,274,984
Bawag Group Ag			22,239		1,178,679
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bayer Ag			14,599		542,338
Bci Minerals Ltd			57,020		11,089
Bdo Unibank Inc			147,181		346,855
Beiersdorf Ag			14,722		2,206,905
Beijer Ref Ab			18,363		245,799
Belimo Holding Ag			499		275,181
Beneteau Saca			2,969		40,934
Bff Bank Spa			64,543		735,790
Bharat Electronics Ltd			179,924		398,275
Bid Corp Ltd			7,243		168,988
Bidvest Group Ltd/The			10,295		142,032
Big Yellow Group Plc			24,581		382,921
Bim Birlesik Magazalar As			17,352		176,701
Biohaven Ltd			4,481		191,808
Blue Star Ltd			21,043		239,479
Boe Varitronix Ltd			95,878		86,687
Boiron Sa			3,624		161,028
Bonesupport Holding Ab			16,547		309,009
Bosideng International Holding			253,678		114,030
Bp Plc			256,472		1,524,079
Bper Banca Spa			10,597		35,421
Bridgepoint Group Plc			70,386		250,519
Bright Smart Securities & Comm			868,896		160,236
Britannia Industries Ltd			3,407		218,562
Bumitama Agri Ltd			488,879		224,222
Bumrungrad Hospital Pcl			38,574		250,887
Bunka Shutter Co Ltd			10,786		107,266
Bupa Arabia For Cooperative In			3,195		181,621
Bureau Veritas Sa			65,753		1,661,143
Business Brain Showa-Ota Inc			1,997		30,915
Business Engineering Corp			799		23,350
Buzzi Spa			32,542		989,985
Bw Lpg Ltd			19,794		294,890
Byd Co Ltd			20,932		574,720
Cafe De Coral Holdings Ltd			105,866		122,154
Cairn Homes Plc			291,269		428,451
Camtek Ltd/Israel			8,796		610,255
Canadian National Railway Co			12,165		1,528,314
Canadian Natural Resources Ltd			33,101		2,179,221
Canadian Pacific Kansas City L			70,911		5,606,252
Cancom Se			4,961		161,984
Capgemini Se			19,270		4,017,804
Capricorn Energy P Ord			2,983		6,450
Carel Industries Spa			13,835		379,026
Carlit Holdings Co Ltd			4,095		26,983
Carlsberg As			14,087		1,767,622
Carpenter Tan Holdings Ltd			37,452		23,646
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cathay Media And Education Gro			290,631		29,031
Cedar Woods Properties Ltd			13,141		44,745
Cellebrite Di Ltd			41,955		363,330
Cembre Spa			397		16,334
Cementir Holding Nv			5,179		54,583
Central Depository Services In			8,058		176,658
Central Glass Co Ltd			8,789		166,139
Central Pattana Pcl			88,810		180,833
Central Security Patrols Co Lt			2,397		43,321
Ceragon Networks Ltd			7,570		16,352
Cettire Ltd			27,795		55,001
Cg Power & Industrial Solution			45,185		246,741
Champion Iron Ltd			25,710		147,190
Check Point Software Technolog			6,549		1,000,545
China Leon Inspection Holding			399,493		80,834
China Oilfield Services Ltd			117,051		241,292
China Overseas Property Holdin			169,784		127,416
China Resources Gas Group Ltd			77,601		254,413
China Resources Mixc Lifestyle			99,673		355,496
Chiyoda Corp			31,360		75,853
Cholamandalam Investment And F			13,788		208,740
Chrysos Corp Ltd			6,766		37,398
Ci&T Inc			13,861		72,911
Cie Automotive Sa			4,680		132,968
Cie De Saint-Gobain Sa			18,909		1,392,385
Cie Financiere Richemont Sa			18,327		2,520,470
Cie Financiere Tradition Sa			123		17,223
Cie Generale Des Etablissement			23,153		830,212
Civmec Ltd			117,950		69,745
Clas Ohlson Ab			61,178		959,150
Clicks Group Ltd			8,687		154,713
Cnooc Energy Technology & Serv			307,809		123,693
Coca-Cola Europacific Partners			13,293		887,197
Cochlear Ltd			805		164,052
Codan Ltd			21,059		122,862
Coforge Ltd			2,942		221,859
Cognyte Software Ltd			29,312		188,475
Colopl Inc			8,289		34,750
Compass Group Plc			215,607		5,898,384
Computer Age Management Servic			893		28,449
Computer Modelling Group Ltd			25,579		196,504
Comture Corp			1,997		26,197
Conduit Holdings Ltd			6,405		38,293
Continental Ag			29,211		2,482,018
Core Corp			1,298		16,172
Corp Inmobiliaria Vesta Sab De			123,974		594,695
Costain Group Plc			236,228		190,925
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Coveo Solutions Inc			31,948		232,599
Creditaccess Grameen Ltd			14,083		270,200
Credo Technology Group Holding			31,898		621,060
Crispr Therapeutics Ag			2,424		151,733
Croda International Plc			6,919		445,441
Cts Co Ltd			8,789		40,522
Cummins India Ltd			8,386		197,911
Daiei Kankyo Co Ltd			19,875		351,453
Dai-Ichi Cutter Kogyo Kk			3,995		37,405
Daikin Industries Ltd			8,371		1,364,824
Daisue Construction Co Ltd			3,296		31,677
Daiwa Industries Ltd			2,497		26,743
Daiwabo Holdings Co Ltd			11,086		242,745
Darktrace Plc			82,572		385,999
Dassault Syst Shs			14,022		685,165
Datalogic Spa			16,647		124,309
Dbs Group Holdings Ltd			78,151		1,979,411
Deceuninck Nv			47,538		119,466
Definity Financial Corp			9,008		253,368
Delta Electronics Inc			174,430		1,781,782
Denso Corp			79,327		1,196,833
Dentalcorp Holdings Ltd			20,433		107,852
Descartes Sys Group Inc			5,228		441,433
Descartes Systems Group Inc/Th			3,806		319,926
Deutsche Boerse Ag			9,991		2,058,251
Dexerials Corp			2,896		84,765
Dfds A/S			5,007		165,445
Diageo Plc			35,760		1,301,965
Digital Hearts Holdings Co Ltd			5,193		37,243
Dino Polska Sa			2,972		348,231
Diploma Plc			2,758		125,962
Disco Corp			4,785		1,187,220
Dixon Technologies India Ltd			7,120		561,843
Dksh Holding Ag			4,642		322,104
Dof Group Asa			23,553		131,522
Domino'S Pizza Group Plc			22,955		110,262
Dowlais Group Plc			82,965		113,008
Dr Martens Plc			13,204		14,914
Dr Sulaiman Al Habib Medical S			2,927		221,548
Dream International Ltd			99,873		49,882
Dri Healthcare Trust			15,128		136,150
Dsm-Firmenich Ag			7,962		809,124
Dundee Precious Metals Inc			2,351		15,120
Dynapac Co Ltd			1,099		11,627
E.Sun Financial Holding Co Ltd			240,739		202,378
Eastnine Ab			681		11,625
Econocom Group Sa/Nv			19,321		54,853
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Edenred Se			4,154		248,417
Eguarantee Inc			5,992		87,051
Ehime Bank Ltd/The			2,597		18,566
Eiken Chemical Co Ltd			26,766		324,465
Einhell Germany Ag			253		46,055
Eldorado Gold Corp			18,406		238,725
Electric Power Development Co			19,575		317,759
Elis Sa			5,206		108,641
Elite Material Co Ltd			36,879		459,033
Elm Co			1,716		373,029
Elmera Group Asa			67,071		199,448
Emaar Properties Pjsc			966,683		2,084,576
Ememory Technology Inc			3,987		318,277
Emerald Resources Nl			50,197		103,099
Emirates Central Cooling Syste			263,272		118,993
Enea Ab			4,087		22,953
Enerplus Corp			10,968		168,245
Engie Sa			185,635		3,264,158
Eni Spa			82,154		1,392,848
Enn Energy Holdings Ltd			151,480		1,115,453
Ensign Energy Services Inc			14,182		23,339
Equatorial Energia Sa			167,975		1,235,192
Eramet Sa			1,547		122,189
Eri Holdings Co Ltd			3,695		44,874
Ermenegildo Zegna Nv			25,665		296,949
Ero Copper Corp			20,174		320,532
Escorts Kubota Ltd			4,035		144,643
Esker Sa			1,062		187,171
Eslead Corp			1,298		31,588
Esr Group Ltd			523,003		723,365
Essent Group Ltd			23,042		1,215,240
Essilorluxottica Sa			8,753		1,755,876
Eurofins Scientific Se			5,650		368,099
Evertec Inc			2,643		108,220
Evolution Ab			25,263		3,013,680
Evotec Se			5,810		136,566
Evraz Plc			78,936		81,397
Exchange Income Corp			6,059		207,246
Exedy Corp			3,296		60,642
Experian Plc			141,337		5,769,264
Expro Group Holdings Nv			19,044		366,422
Fabasoft Ag			1,107		23,226
Fabrinet			2,374		451,836
Fanuc Corp			40,162		1,181,386
Faraday Technology Corp			39,869		463,775
Fcc Co Ltd			19,076		235,437
Fd Technologies Plc			10,496		153,869
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ferguson Plc			17,385		3,343,249
Ferrari Nv			13,904		4,687,660
Fidea Holdings Co Ltd			1,798		19,255
Filo Corp			13,183		211,056
Finecobank Banca Fineco Spa			20,530		308,086
Firm Capital Mtg Invt Corp			1,698		13,958
Fisher & Paykel Healthcare Cor			10,610		158,531
Flatexdegiro Ag			38,120		470,355
Fluidra Sa			15,984		332,823
Fomento Economico Mexicano Sab			97,567		2,047,649
Foraco International S A			7,663		11,914
Formula Systems 1985 Ltd			3,988		257,047
Fortum Oyj			84,893		1,224,733
Foxtons Group Plc			23,310		13,669
Fpt Corp			88,088		348,913
Fractal Gaming Group Ab			3,809		13,191
Frencken Group Ltd			249,683		255,532
Fresh Del Monte Produce Inc			6,871		180,375
Fsn E-Commerce Ventures Ltd			40,196		84,026
F-Tech Inc			4,994		22,599
Ftgroup Co Ltd			4,794		40,363
Fuchs Petrolub Se Npv (Reg)			11,933		427,743
Fuchs Petrolub Se Prf Npv (Reg			3,839		170,908
Fuji Corp/Miyagi			1,798		21,015
Fuji Seal International Inc			2,697		32,784
Fujii Sangyo Corp			699		11,847
Fujimori Kogyo Co Ltd			1,398		37,490
Fukui Computer Holdings Inc			2,796		49,986
Fukuoka Financial Group Inc			5,393		127,273
Fullcast Holdings Co Ltd			4,295		55,837
Funding Circle Holdings Plc			112,018		57,120
Fuso Chemical Co Ltd			3,795		112,391
Futaba Industrial Co Ltd			10,487		60,251
Future Corp			19,975		250,073
Fuyao Glass Industry Group Co			48,838		257,473
G5 Entertainment Ab			7,741		119,676
Galp Energia Sgps Sa			51,689		761,697
Gambling.Com Group Ltd			1,003		9,777
Games Workshop Group Plc			191		24,002
Gamma Communications Plc			28,878		414,527
Gaztransport Et Technigaz Sa			2,378		314,958
Gentrack Group Ltd			7,694		32,250
Genuit Group Plc			45,218		232,591
Genus Plc			9,755		269,843
Gestamp Automocion Sa			24,898		96,484
Giga Prize Co Ltd			899		9,933
Gigacloud Technology Inc			25,698		470,152
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gilat Satellite Networks Ltd			9,464		57,825
Gildan Activewear Inc			47,385		1,574,715
Global Dominion Access Sa			13,540		50,255
Global Unichip Corp			5,980		339,062
Globant Sa			1,077		256,418
Godrej Properties Ltd			7,304		176,723
Gold Road Resources Ltd			72,964		97,832
Grupo Aeroportuario Del Centro			14,552		154,328
Grupo Aeroportuario Del Surest			3,176		934,556
Grupo Financiero Banorte Sab D			439,136		4,436,867
Gvs Spa			24,701		152,117
H World Group Ltd			83,394		280,346
Haier Smart Home Co Ltd			71,509		201,930
Hansol Chemical Co Ltd			4,676		824,123
Hanwa Co Ltd			15,880		562,631
Hapvida Participacoes E Invest			1,204,372		1,103,313
Havells India Ltd			8,349		137,244
Hdfc Bank Ltd			120,727		2,797,380
Hdfc Life Insurance Co Ltd			16,757		130,230
Helios Towers Plc			156,873		177,983
Henkel Ag & Co Kgaa			27,328		2,199,497
Hera Spa			67,452		221,447
Hesai Group			1,998		18,015
Higashi Twenty One Co Ltd			1,798		13,823
Hikari Tsushin Inc			1,997		331,258
Hill & Smith Plc			10,160		247,126
Hioki Ee Corp			699		31,341
Hiscox Ltd			19,821		266,320
Hitachi Ltd			33,385		2,408,345
Hitachi Zosen Corp			34,956		232,327
Hoa Phat Group Jsc			251,880		290,170
Hodogaya Chemical Co Ltd			2,597		68,518
Hoegh Autoliners Asa			1,598		14,515
Hoist Finance Ab			20,726		76,401
Hongfa Technology Co Ltd			45,942		179,046
Horiba Ltd			5,094		398,508
Hoya Corp			7,773		971,799
Hsbc Bank Plc			265,544		250,647
Huali Industrial Group Co Ltd			17,777		131,948
Huaneng Lancang River Hydropow			162,868		198,182
Hypoport Se			892		174,184
Iberpapel Gestion Sa			495		9,850
Ibersol Sgps Sa			6,785		50,070
Icici Bank Ltd			310,606		7,404,838
Icon Plc			23,863		6,754,902
Idec Corp/Japan			12,085		246,099
Idp Education Ltd			12,298		168,088
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ifast Corp Ltd			7,291		45,377
Ig Port Inc			599		19,892
Ihi Corp			9,088		177,991
I'Ll Inc			3,496		79,219
Imcd Nv			2,826		491,902
Immunocore Holdings Plc			10,178		695,388
Impro Precision Industries Ltd			454,423		139,669
Indian Hotels Co Ltd			56,980		300,156
Indus Holding Ag			1,067		26,334
Info Edge India Ltd			2,914		180,018
Infomedia Ltd			23,604		23,193
Ing Groep Nv			109,154		1,630,923
Inghams Group Ltd			339,284		916,782
Init Innovation In Traffic Sys			387		13,022
Inmode Ltd			11,317		251,679
Innodisk Corp			12,958		131,728
Intact Financial Corp			4,744		733,392
Integrated Diagnostics Holding			157,271		55,831
Intelbras Sa Industria De Tele			35,067		158,820
Interglobe Aviation Ltd			5,414		193,054
Intermediate Capital Group Plc			28,334		607,000
International Container Termin			57,522		256,369
International Game Technology			1,844		50,546
Interpump Group Spa			1,195		61,896
Intesa Sanpaolo Spa			503,679		1,470,816
Iqe Plc			612,094		191,173
Iren Spa			130,450		284,313
Italian Sea Group Spa/The			3,068		27,893
Itau Unibanco Holding Sa			377,783		2,638,207
Ituran Location And Control Lt			382		10,392
Ivanhoe Electric Inc / Us			3,798		38,283
Izumi Co Ltd			1,898		48,712
Jamieson Wellness Inc			9,088		218,699
Janus Henderson Group Plc			29,637		893,558
Japan Electronic Materials Cor			2,597		33,320
Japan Investment Adviser Co Lt			1,398		13,191
Japan Transcity Corp			7,490		32,623
Jason Furniture Hangzhou Co Lt			52,334		258,266
Jeol Ltd			1,698		74,547
Jindal Stainless Ltd			11,787		81,040
Johnson Service Group Plc			238,569		430,645
Jpm -Cw24 Shenzhen Mind			9,569		387,132
Jsp Corp			2,497		32,446
Jtc Plc			28,998		301,465
Julius Baer Group Ltd			12,202		683,571
Justsystems Corp			3,496		81,203
Jyp Entertainment Corp			1,914		150,526
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kajaria Ceramics Ltd			9,580		149,854
Kakaku.Com Inc			30,761		380,966
Kamei Corp			4,295		52,090
Kanaden Corp			4,095		45,165
Kanzhun Ltd			39,877		662,363
Kardex Holding Ag			748		193,756
Kaufman & Broad Sa			1,149		38,189
Kaynes Technology India Ltd			4,371		137,116
Kbc Group Nv			26,370		1,710,517
Kei Industries Ltd			8,518		332,629
Keller Group Plc			9,867		110,696
Kenko Mayonnaise Co Ltd			2,497		30,090
Keyence Corp			6,069		2,674,248
Keywords Studios Plc			18,849		399,358
Kia Corp			15,771		1,224,587
Kid Asa			9,059		104,549
Kier Group Plc			83,943		114,716
Kinaxis Inc			1,149		129,531
King Yuan Electronics Co Ltd			27,964		77,359
Klabin Sa			82,659		378,105
Klingelnberg Ag			927		18,060
Knaus Tabbert Ag			3,131		160,829
Koike Sanso Kogyo Co Ltd			999		29,966
Koito Manufacturing Co Ltd			2,491		38,835
Kokusai Electric Corp			42,554		925,148
Konica Minolta Inc			169,684		496,849
Konoike Transport Co Ltd			4,894		67,690
Kontron Ag			10,602		251,786
Kose Corp			7,973		598,030
Kpit Technologies Ltd			22,539		410,042
Krs Corp			2,197		14,089
Kubota Corp			28,701		432,109
Kudelski Sa			5,415		7,785
Kuriyama Holdings Corp			10,686		68,297
Kweichow Moutai Co Ltd			4,485		1,091,579
Kyocera Corp			84,111		1,227,837
Laboratorios Farmaceuticos Rov			5,994		398,626
Lac Co Ltd			4,494		22,475
Lagardere Sa			1,180		23,948
Lancashire Holdings Ltd			16,533		131,516
Lassonde Industries Inc			299		31,762
Lawson Inc			4,694		242,493
Lectra			374		12,894
Leejam Sports Co Jsc			4,276		230,563
Legrand Sa			21,059		2,188,995
Leifheit Ag			568		10,201
Lh Group Ltd			109,860		12,944
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Li Ning Co Ltd			244,659		654,844
Life Corp			2,397		56,192
Lifull Co Ltd			12,185		15,470
Like Inc			2,497		25,893
Lime Technologies Ab			356		10,461
Linamar Corp			1,194		57,994
Linde Plc			1		409
Localiza Rent A Car Sa			58,317		761,683
Lojas Renner Sa			64,074		229,777
London Stock Exchange Group Pl			22,017		2,602,883
L'Oreal Sa			6,896		3,432,557
Lotes Co Ltd			10,509		366,376
Luceco Plc			84,665		133,835
Lucero Energy Corp			271,924		113,422
Luzhou Laojiao Co Ltd			8,672		219,377
Lvmh Moet Hennessy Louis Vuitt			6,639		5,380,207
M&A Capital Partners Co Ltd			1,598		27,566
M1 Kliniken Ag			2,594		32,090
Macrotech Developers Ltd			20,815		256,029
Maezawa Industries Inc			2,497		17,374
Mahindra & Mahindra Ltd			13,197		274,266
Mandatum Oyj			8,031		36,106
Maple Leaf Foods Inc			9,819		187,942
Marco Polo Marine Ltd			1,626,035		62,867
Marcopolo Sa			152,844		221,828
Marimekko Oyj			4,904		72,100
Marklines Co Ltd			3,196		66,716
Marks & Spencer Group Plc			305,227		1,059,919
Masonite International Corp			3,299		279,293
Matsui Construction Co Ltd			2,197		13,060
Matsukiyococokara & Co			59,994		1,062,595
Matsuoka Corp			3,096		31,844
Max Healthcare Institute Ltd			33,228		274,029
Maxell Ltd			7,490		82,885
Mcj Co Ltd			5,493		42,743
Mda Ltd			50,858		444,326
Me Group International Plc			21,420		34,132
Medacta Group Sa			1,435		214,172
Mediatek Inc			27,909		923,003
Medipal Holdings Corp			4,394		71,240
Megachips Corp			4,394		145,878
Meidensha Corp			2,297		39,675
Meituan			42,860		449,536
Melexis Nv			197		19,832
Menicon Co Ltd			5,193		86,532
Merck Kgaa			23,779		3,785,032
Metawater Co Ltd			12,984		201,411
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Methanex Corp			3,715		175,948
Mfe-Mediaforeurope Nv			3,044		10,986
Micronics Japan Co Ltd			2,796		72,797
Mitani Sangyo Co Ltd			19,475		46,416
Mito Securities Co Ltd			24,069		71,877
Mitra Adiperkasa Tbk Pt			1,045,583		121,556
Mitsuba Corp			5,693		39,572
Mitsubishi Electric Corp			71,255		1,010,350
Mitsubishi Kakoki Kaisha Ltd			1,498		34,589
Mitsubishi Logisnext Co Ltd			2,697		26,434
Mitsui-Soko Holdings Co Ltd			2,397		79,995
Miura Co Ltd			5,193		103,441
Modec Inc			14,981		246,318
Modern Dental Group Ltd			155,802		85,797
Montana Aerospace Ag			21,928		460,109
Mony Group Plc			16,445		58,742
Moon Environment Technology Co			59,624		114,083
Moonlake Immunotherapeutics			499		30,131
Morguard Corp			399		32,108
Moriroku Holdings Co Ltd			1,997		39,417
Morita Holdings Corp			2,297		25,320
Morito Co Ltd			5,793		52,799
Mota-Engil Sgps Sa			22,488		98,374
Motherson Sumi Wiring India Lt			181,417		134,623
Motorcycle Holdings Ltd			7,324		9,995
Mount Gibson Iron Ltd			341,842		128,291
Moury Construct Sa			36		16,681
Mtu Aero Engines Ag			2,697		581,640
Multiplan Empreendimentos Imob			28,806		168,532
Murakami Corp			2,097		61,293
Musashi Seimitsu Industry Co L			8,789		94,135
Nachi-Fujikoshi Corp			4,994		130,172
Nagarro Se			1,680		162,278
Nakanishi Inc			9,088		152,850
Navigator Co Sa/The			3,912		15,332
Navigator Holdings Ltd			15,541		226,125
Nec Networks & System Integrat			6,492		109,547
Nestle India Ltd			1,133		362,000
Nestle Sa			52,291		6,058,253
Net One Systems Co Ltd			15,281		260,511
Netease Inc			90,648		1,632,203
Netwealth Group Ltd			6,295		66,149
New Hope Corp Ltd			106,021		373,293
New Hope Service Holdings Ltd			131,833		19,584
Nexity Sa			9,176		170,803
Nextage Co Ltd			25,767		473,015
Nicca Chemical Co Ltd			7,990		54,123
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nichia Steel Works Ltd			11,785		26,666
Nichirin Co Ltd			2,097		48,647
Nifco Inc/Japan			3,595		92,959
Nihon Flush Co Ltd			2,697		17,368
Nihon Trim Co Ltd			699		14,976
Nikkiso Co Ltd			3,595		26,268
Nippon Ceramic Co Ltd			5,293		105,317
Nippon Chemical Industrial Co			1,798		23,871
Nippon Information Development			1,298		17,019
Nippon Light Metal Holdings Co			7,490		93,140
Nippon Sanso Holdings Corp			41,159		1,102,389
Nippon Seiki Co Ltd			26,865		218,579
Nippon Sharyo Ltd			999		14,572
Nippon Shinyaku Co Ltd			3,496		123,874
Nippon Soda Co Ltd			12,484		480,841
Nipro Corp			39,650		311,336
Niterra Co Ltd			13,383		317,915
Nitori Holdings Co Ltd			8,571		1,147,766
Nkt A/S			174		11,943
Noble Corp Plc			9,286		447,228
Nomad Foods Ltd			10,473		177,513
Nomura Research Institute Ltd			44,049		1,281,342
Nordea Bank Abp			90,974		1,125,868
Nordnet Ab Publ			14,941		253,518
North Media A/S			3,608		34,756
Norva24 Group Ab			61,524		144,685
Nova Ljubljanska Banka Dd			23,252		371,153
Nova Ltd			1,186		163,012
Novanta Inc			1,965		330,897
Novartis Ag			16,512		1,665,058
Novo Nordisk A/S			82,798		8,565,300
Nrj Group			4,157		33,703
Nsd Co Ltd			9,388		180,530
Nsl Ltd/Singapore			41,647		25,100
Ntpc Ltd			213,854		799,636
Nu Holdings Ltd/Cayman Islands			23,069		192,161
Nuvista Energy Ltd			23,571		197,349
Obara Group Inc			12,384		331,612
Oberoi Realty Ltd			10,249		177,761
Obic Business Consultants Co L			3,096		141,649
Obrascon Huarte Lain Sa			205,779		102,200
Ocean Wilsons Holdings Ltd			1,489		22,780
Odfjell Technology Ltd			3,163		17,285
Ohba Co Ltd			3,496		22,762
Okea Asa			167,760		439,400
Okuma Corp			2,097		90,377
Olink Holding Ab			14,394		362,022
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Olympus Corp			74,843		1,083,252
Ooh!Media Ltd			141,148		159,397
Optim Corp			3,296		19,310
Orange Sa			136,870		1,557,894
Orion Corp/Republic Of Korea			1,517		136,756
Orion Sa			5,884		163,150
Oro Co Ltd			1,598		29,289
Oxford Nanopore Technologies P			46,014		122,126
Page Industries Ltd			397		183,968
Palram Industries 1990 Ltd			4,054		42,656
Parken Sport & Entertainment A			2,584		51,304
Patria Investments Ltd			8,727		135,363
Pca Corp			1,498		11,955
Pdd Holdings Inc			9,486		1,387,896
Pernod Ricard Sa			14,563		2,569,895
Perrigo Co Plc			2,924		94,088
Persimmon Plc			10,462		185,245
Persol Holdings Co Ltd			120,547		207,011
Petroleo Brasileiro Sa			49,314		787,542
Pidilite Industries Ltd			4,440		144,884
Pilbara Minerals Ltd			72,914		196,525
Piovan Spa			1,063		12,560
Piquadro Spa			10,710		25,910
Pole To Win Holdings Inc			41,847		143,368
Polycab India Ltd			9,531		628,232
Popular Inc			13,571		1,113,788
Pr Times Corp			1,598		20,482
Proact It Group Ab			4,083		38,082
Prologis Property Mexico Sa De			67,581		321,254
Prosegur Cia De Seguridad Sa			20,423		39,706
Prosus Nv			17,586		524,207
Prothena Corp Plc			2,519		91,528
Proya Cosmetics Co Ltd			16,249		227,735
Prudential Plc			70,377		795,968
Psp Swiss Property Ag			198		27,631
Puuilo Oyj			47,770		470,968
Pwr Holdings Ltd			1,624		10,815
Qiagen Nv			22,757		990,449
Qifu Technology Inc			53,967		853,752
Qingdao Hiron Commercial Cold			38,152		81,551
Quilter Plc Ord Gbp0.08167			57,959		75,955
Radcom Ltd			3,414		27,514
Radware Ltd			4,920		82,061
Raia Drogasil Sa			67,595		409,111
Rakus Co Ltd			12,284		227,642
Ramelius Resources Ltd			95,469		109,766
Randstad Nv			7,728		484,232
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Rasa Corp			2,697		28,863
Reach Subsea Asa			217,744		96,483
Reckitt Benckiser Group Plc			22,886		1,581,314
Record Plc			31,026		28,082
Recruit Holdings Co Ltd			27,306		1,154,964
Redcare Pharmacy Nv			4,078		592,801
Redrow Plc			17,359		136,205
Regional Sab De Cv			75,042		719,598
Reitmans (Canada) Ltd			35,631		63,501
Reject Shop Ltd/The			7,183		26,712
Reliance Industries Ltd			103,072		5,089,880
Relx Plc			131,249		5,203,536
Remy Cointreau Sa			1,198		152,248
Renesas Electronics Corp			73,747		1,333,382
Renishaw Plc			4,044		184,450
Rentokil Initial Plc			3,988		114,083
Resurs Holding Ab			41,172		97,559
Retailors Ltd			6,132		121,915
Rexel Sa			24,651		674,497
Rheon Automatic Machinery Co L			2,796		29,833
Richelieu Hardware Ltd			6,352		231,128
Rightmove Plc			55,981		410,774
Riken Vitamin Co Ltd			2,597		41,166
Rio Tinto Plc			13,733		1,022,735
Riyadh Cables Group Co			6,603		162,356
Roche Holding Ag			19,244		5,590,362
Rolls-Royce Holdings Plc			323,331		1,235,311
Rotork Plc			109,344		451,072
Royal Bam Group Nv			11,001		29,384
Royal Unibrew A/S			2,107		140,866
Rs Technologies Co Ltd			2,796		59,289
Rumo Sa			54,322		256,649
Russel Metals Inc			2,896		98,909
Ryanair Holdings Plc			23,952		3,194,200
Ryohin Keikaku Co Ltd			18,077		302,545
Safran Sa			17,699		3,117,667
Sakai Moving Service Co Ltd			2,397		46,246
Sakata Inx Corp			34,756		334,788
Salik Co Pjsc			209,992		177,816
Samsung Biologics Co Ltd			951		561,130
Samsung Electronics Co Ltd			201,104		11,614,496
Sandvik Ab			100,434		2,173,543
Sanko Metal Industrial Co Ltd			1,898		60,906
Sankyu Inc			8,490		311,977
Sansan Inc			5,094		57,771
Sansha Electric Manufacturing			2,996		28,138
Santen Pharmaceutical Co Ltd			10,686		106,500
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sanwa Holdings Corp			18,976		287,842
Sap Se			28,275		4,356,492
Sapiens International Corp Nv			25,242		730,517
Sato Holdings Corp			4,195		62,959
Sato Shoji Corp			1,498		15,483
Sats Asa			14,456		21,579
Saudia Dairy & Foodstuff Co			1,483		131,704
Sawai Group Holdings Co Ltd			7,490		276,762
Sb Technology Corp			6,292		105,997
Scandi Standard Ab			8,821		50,328
Scandic Hotels Group Ab			7,552		34,787
Scandinavian Tobacco Group A/S			1,149		19,964
Schneider Electric Se			27,766		5,575,424
Schoeller-Bleckmann Oilfield E			4,114		200,857
Schott Pharma Ag & Co Kgaa			7,355		272,977
Scout24 Se			2,577		182,624
Screen Holdings Co Ltd			5,793		490,185
Scroll Corp			6,991		47,606
Sega Sammy Holdings Inc			15,480		216,536
Seibu Giken Co Ltd			2,896		35,870
Seiko Group Corp			3,595		68,705
Sendas Distribuidora S/A			327,230		911,444
Sensata Technologies Holding P			5,609		210,734
Sensirion Holding Ag			1,307		129,546
Serica Energy Plc			48,158		140,955
Service Stream Ltd			689,323		442,138
Seven & I Holdings Co Ltd			23,121		917,574
Seven Group Holdings Ltd			17,839		449,172
Severfield Plc			108,168		87,699
Sfs Group Ag			581		71,963
Shandong Pharmaceutical Glass			44,344		160,063
Shandong Weigao Group Medical			213,729		208,294
Shenzhen Inovance Technology C			16,583		147,632
Shenzhen Megmeet Electrical Co			59,724		207,159
Shenzhen Mindray Bio-Medical E			1,595		65,346
Shepherd Neame Ltd			1,093		10,098
Shibaura Electronics Co Ltd			899		35,513
Shibaura Machine Co Ltd			799		19,609
Shift Inc			300		76,127
Shimadzu Corp			30,695		858,263
Shimamura Co Ltd			499		55,824
Shimojima Co Ltd			1,698		15,512
Shin Maint Holdings Co Ltd			4,494		46,703
Shin-Etsu Chemical Co Ltd			20,928		878,362
Ship Healthcare Holdings Inc			899		15,350
Shopify Inc			7,782		608,830
Siemens Healthineers Ag			27,828		1,616,957
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sika Ag			2,950		959,280
Siltronic Ag			3,658		357,444
Sinbon Electronics Co Ltd			16,945		165,082
Sinko Industries Ltd			1,898		35,938
Siteminder Ltd			40,489		141,728
Sitoy Group Holdings Ltd			121,845		13,888
Sk Hynix Inc			22,332		2,453,592
Skan Group Ag			1,098		105,372
Sligro Food Group Nv			2,538		44,461
Smartgroup Corp Ltd			27,161		161,607
Smc Corp			2,491		1,338,853
Smk Corp			899		16,335
Sms Co Ltd			8,989		184,866
Snc-Lavalin Group Inc			8,826		285,536
Societe Pour L'Informatique In			4,444		342,680
Socionext Inc			2,996		54,407
Softcat Plc			17,903		310,394
Softcreate Holdings Corp			4,594		56,050
Sohgo Security Services Co Ltd			54,331		312,621
Sonova Holding Ag			2,901		945,813
Sony Group Corp			16,543		1,573,583
Sophia Genetics Sa			23,051		108,570
Sparekassen Sjaelland-Fyn A/S			752		22,266
Spie Sa			22,485		702,931
Spin Master Corp			8,117		214,582
Spirax Group Plc			2,810		376,367
Ssab Ab			30,013		229,552
Stanley Electric Co Ltd			3,595		67,660
Stanmore Resources Ltd			76,186		208,463
Star Mica Holdings Co Ltd			3,995		17,966
Starhill Global Reit			498,966		198,588
Step Energy Services Ltd			9,621		28,601
Steris Plc			13,044		2,867,795
Sto Se & Co Kgaa			234		36,091
Storagevault Canada Inc			69,396		275,247
Stroeer Se & Co Kgaa			1,426		84,680
Subsea 7 Sa			19,314		281,852
Sumitomo Riko Co Ltd			12,784		95,756
Sumitomo Seika Chemicals Co Lt			5,193		183,821
Sun Inc			14,282		97,961
Suncor Energy Inc			88,839		2,860,039
Supcon Technology Co Ltd			11,574		74,010
Suzuken Co Ltd/Aichi Japan			7,890		261,302
Suzuki Motor Corp			26,310		1,125,875
Syncona Ltd			75,507		118,780
System Support Inc			1,598		21,842
Tadano Ltd			3,396		28,398
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Taiheiyo Cement Corp			19,575		403,499
Taikisha Ltd			1,099		31,833
Taiwan Semiconductor Manufactu			405,147		15,801,778
Takamatsu Construction Group C			1,898		37,271
Takeuchi Manufacturing Co Ltd			12,983		394,626
Takuma Co Ltd			11,985		152,084
Tamar Petroleum Ltd			12,946		58,816
Tanseisha Co Ltd			14,382		89,057
Tata Consultancy Services Ltd			17,055		777,472
Tata Consumer Products Ltd			18,298		238,981
Tata Motors Ltd			31,737		297,469
Tatton Asset Management Plc			3,235		21,939
Tbs Holdings Inc			4,894		104,103
Teamlease Services Ltd			4,501		172,992
Teamviewer Se			45,349		704,339
Tecan Group Ag			554		226,157
Techmatrix Corp			14,082		175,003
Technipfmc Plc			5,041		101,532
Technogym Spa			5,277		52,845
Technoprobe Spa			21,969		209,798
Tecsys Inc			1,194		29,722
Teekay Tankers Ltd			17,563		877,609
Telkom Indonesia Persero Tbk P			57,510		1,481,468
Temairazu Inc			3,096		66,322
Tenaris Sa			12,045		418,671
Tencent Holdings Ltd			149,996		5,639,835
Terasaki Electric Co Ltd			1,298		16,384
Terumo Corp			30,396		996,512
Tesco Plc			248,580		920,564
Tgs Asa			29,951		389,881
Thales Sa			14,459		2,139,515
Thomson Reuters Corporation			17,480		2,568,170
Thyssenkrupp Ag			39,265		273,778
Tikehau Capital Sca			9,191		209,156
Tinc Comm Va			1,928		25,019
Titagarh Rail System Ltd			19,304		242,071
Titan Co Ltd			11,474		506,815
Tkc Corp			3,496		93,228
Tocalo Co Ltd			7,590		80,437
Tokai Carbon Co Ltd			25,268		183,801
Tokyo Century Corp			15,181		164,427
Tokyo Seimitsu Co Ltd			3,196		196,567
Tokyo Tatemono Co Ltd			25,767		386,016
Tomato Bank Ltd			2,497		20,403
Tomoku Co Ltd			4,394		66,985
Tomy Co Ltd			6,592		104,382
Topy Industries Ltd			1,798		32,580
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Toronto Dominion Bank			17,640		1,145,435
Torrent Pharmaceuticals Ltd			5,906		163,648
Toshiba Tec Corp			5,193		107,603
Totvs Sa			48,043		333,203
Towa Bank Ltd/The			6,092		26,187
Toyo Engineering Corp			13,782		76,939
Toyo Tire Corp			22,372		374,500
Toyota Boshoku Corp			16,479		261,540
Transat A T Inc			39,214		110,927
Transocean Ltd			10,682		67,833
Trelleborg Ab			10,025		335,838
Trent Ltd			11,033		405,042
Tricon Residential Inc			95,498		869,032
Trip.Com Group Ltd			5,831		207,295
Tripod Technology Corp			38,873		246,989
Trivago Nv			5,941		14,497
Trusco Nakayama Corp			15,780		273,782
Trustpilot Group Plc			66,228		125,375
Tsingtao Brewery Co Ltd			35,954		241,275
Tsutsumi Jewelry Co Ltd			999		16,195
Tube Investments Of India Ltd			5,957		253,515
Tvs Motor Co Ltd			8,248		200,795
Ubicom Holdings Inc			2,996		35,471
Ubisoft Entertainment Sa			1,022		26,082
Ubs Group Ag			151,673		4,703,454
Unicredit Spa			30,935		839,436
Unilever Plc			21,650		1,048,759
Unimicron Technology Corp			306,997		1,760,526
Union Tool Co			3,496		82,814
Unipol Gruppo Spa			80,510		459,083
Unipres Corp			4,095		27,680
Unitronics			4,507		38,803
Uno Minda Ltd			37,961		313,696
User Local Inc			3,196		41,757
Valaris Ltd			10,977		752,672
Valmet Oyj			7,275		209,822
Valuecommerce Co Ltd			5,693		59,237
Vamos Locacao De Caminhoes Maq			536,646		1,112,489
Van Lanschot Kempen Nv			5,798		180,283
Varun Beverages Ltd			45,344		673,996
Vicat Saca			4,117		149,388
Victrex Plc			17,166		333,066
Viking Line Abp			527		10,980
Vinci Partners Investments Ltd			11,265		123,354
Virbac Saca			659		261,768
Vision Inc/Tokyo Japan			4,894		42,697
Vista Energy Sab De Cv			30,662		904,829
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Viva Energy Group Ltd			517,393		1,232,120
Voltronic Power Technology Cor			2,761		153,835
Vonovia Se			36,750		1,158,598
Vz Holding Ag			6,424		749,505
Wacom Co Ltd			10,686		49,801
Walkme Ltd			1,430		15,260
Wal-Mart De Mexico Sab De Cv			111,322		469,296
Warom Technology Inc Co			49,637		139,696
Waste Connections Inc			16,419		2,450,803
Watches Of Switzerland Group P			32,870		296,883
Wdi Corp			599		11,719
Weatherford International Plc			9,332		912,871
Weg Sa			33,809		256,898
Weir Group Plc/The			11,188		269,056
Wesdome Gold Mines Ltd			33,537		196,097
West African Resources Ltd			99,893		64,413
White Mountains Insurance Grou			309		465,565
Wiwynn Corp			6,977		414,897
Wix.Com Ltd			2,716		334,082
Wpp Plc			86,848		833,671
Wuliangye Yibin Co Ltd			7,276		143,951
Wus Printed Circuit Kunshan Co			26,367		82,235
Wuxi Apptec Co Ltd			25,916		264,776
Wuxi Biologics Cayman Inc			100,173		379,726
X-Fab Silicon Foundries Se			14,961		169,729
Xin Point Holdings Ltd			132,831		47,631
Xps Pensions Group Plc			22,522		66,898
Yamabiko Corp			4,894		51,930
Yamagata Bank Ltd/The			2,996		22,698
Yangzijiang Financial Holding			1,868,127		460,269
Yangzijiang Shipbuilding Holdi			1,048,768		1,184,645
Yantai Jereh Oilfield Services			59,425		235,530
Yellow Hat Ltd			19,176		240,070
Yokowo Co Ltd			14,881		150,415
Yossix Holdings Co Ltd			2,197		42,361
Yougov Plc			42,518		639,583
Ypf Sa			67,735		1,164,358
Yto Express Group Co Ltd			51,335		88,958
Yunnan Aluminium Co Ltd			75,504		130,095
Yutaka Giken Co Ltd			1,698		28,410
Zalando Se			71,206		1,687,212
Zealand Pharma A/S			6,372		352,382
Zenitaka Corp/The			699		19,836
Zenkoku Hosho Co Ltd			7,391		278,629
Zeria Pharmaceutical Co Ltd			1,898		27,149
Zero Co Ltd			3,096		29,428
Zhangzhou Pientzehuang Pharmac			5,681		193,854
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Zhejiang Dingli Machinery Co L			20,873		150,602
Zigexn Co Ltd			13,283		50,031
Zijin Mining Group Co Ltd			189,381		308,499
Zomato Ltd			213,863		317,915
Zotefoams Plc			3,027		12,928
Zozo Inc			60,691		1,366,828
Zurich Insurance Group Ag			3,149		1,644,840
Total Non-U.S. equities					$528,569,247

Mutual funds and other registered investment companies
Blackrock Instl Trr Co N A Inv			1,456,903		$17,912,767
Blckrck Cash-Trsry-Inst			660,619,860		660,619,860
Blckrck Hi Yld Bnd Fund-K			11,020,341		77,693,403
Dimensional Emrg Mrkts Ii			3,236,846		55,997,433
Fidelity Adv Ttl Bnd-Z			2,036,349		19,508,221
Pgim High Yield-R6			8,217,802		38,952,381
Pimco Income Fund-Ins			909,351		9,657,303
T Rowe Pr Inst Hi Yld-Inst			9,917,458		77,752,870
Total mutual funds and other registered investment companies					$958,094,238

Synthetic guaranteed investment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			775,994		$10,380,203
Asset-Backed Securities Index Fund			965,258		36,876,532
Commercial Mortgage-Backed Securities Index Fund			459,773		14,415,240
GOV1-3A (#101089)			278,463		35,167,375
Intermediate Government Bond Index Fund			404,599		18,423,010
Intermediate Term Credit Bond Index Fund			1,116,700		69,230,918
Mortgage-Backed Securities (MBS) Index Fund			880,946		46,117,457
Total Voya Retirement Ins & Annuity Co 60266					$230,610,735

Prudential GA-62194
Treasury Note	2.88%	5/15/2028	89,833		$86,552
Treasury Note	3.13%	11/15/2028	2,680,015		2,602,891
Treasury Note	2.00%	8/15/2025	2,325,674		2,255,667
Treasury Note	2.13%	5/15/2025	1,442,317		1,400,244
Treasury Note	0.38%	4/30/2025	6,757,430		6,399,326
Treasury Note	0.50%	10/31/2027	3,418,641		3,011,048
Treasury Note	0.38%	1/31/2026	1,312,558		1,214,638
Treasury Note	0.75%	4/30/2026	9,013,234		8,352,276
Treasury Note	0.75%	5/31/2026	7,895,313		7,296,006
Treasury Note	0.88%	6/30/2026	2,620,126		2,434,938
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	1.25%	11/30/2026	4,686,283		4,339,567
Treasury Note	1.50%	11/30/2028	913,301		818,602
Treasury Note	1.75%	3/15/2025	289,462		281,240
Treasury Note	2.88%	5/15/2032	5,105,503		4,759,093
Treasury Note	2.75%	5/31/2029	6,218,433		5,894,771
Treasury Note	2.75%	7/31/2027	3,443,594		3,347,363
Treasury Note	3.13%	8/31/2029	5,699,398		5,542,293
Treasury Note	4.13%	11/15/2032	1,931,407		1,977,606
Treasury Note	4.25%	12/31/2024	1,936,398		1,972,202
Treasury Note	4.25%	5/31/2025	2,333,659		2,333,670
Treasury Note	4.75%	7/31/2025	4,077,415		4,177,419
Treasury Note	4.38%	8/15/2026	2,230,850		2,283,401
Treasury Note	4.63%	10/15/2026	548,979		562,823
Treasury Note	4.50%	11/15/2033	1,568,083		1,658,827
Treasury Note	4.63%	11/15/2026	1,633,961		1,670,143
Treasury Note	4.38%	11/30/2030	2,590,182		2,678,200
Treasury Note	4.38%	11/30/2028	1,031,581		1,060,672
Treasury Note	3.75%	12/31/2030	499,072		495,812
Treasury Note	3.75%	12/31/2028	249,536		248,699
Fhlb	1.75%	6/20/2031	69,870		57,847
Ffcb	1.48%	11/26/2032	59,889		46,770
Ffcb	1.57%	9/23/2030	309,424		260,630
Ffcb	1.77%	2/4/2031	89,833		75,995
Fhlmc	6.75%	3/15/2031	364,322		432,080
Fhlmc	1.22%	8/19/2030	134,749		110,956
Fnma	6.63%	11/15/2030	259,517		301,048
Fnma	0.50%	6/17/2025	444,174		419,226
Fnma	0.88%	8/5/2030	19,963		16,380
Fnma	—%	3/17/2031	79,851		58,289
Pefco	3.55%	1/15/2024	144,731		146,990
Pefco	1.40%	7/15/2028	1,008,125		904,879
Tva	1.50%	9/15/2031	64,879		53,261
Fgold 30Yr Giant	5.50%	1/1/2035	18,592		19,166
Fgold 30Yr Giant	4.50%	6/1/2039	23,071		23,112
Fgold 30Yr Giant	4.00%	11/1/2039	78,364		76,597
Fgold 30Yr Giant	4.50%	12/1/2039	43,819		43,897
Fgold 30Yr Giant	5.50%	1/1/2040	23,894		24,882
Fgold 30Yr Giant	4.00%	12/1/2040	58,904		57,498
Fgold 30Yr Giant	4.00%	12/1/2040	68,140		66,514
Fgold 30Yr Giant	4.00%	2/1/2041	131,982		128,832
Fgold 30Yr Giant	4.50%	4/1/2041	174,532		175,498
Fgold 30Yr Giant	3.00%	6/1/2042	83,199		76,096
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 30Yr Giant	3.50%	9/1/2042	133,260		127,029
Fgold 15Yr Giant	3.00%	1/1/2032	146,041		140,144
Fgold 15Yr Giant	2.00%	1/1/2032	88,400		82,534
Fgold 30Yr Giant	3.50%	7/1/2047	156,526		146,569
Fgold 30Yr Giant	4.00%	8/1/2047	77,977		75,494
Fgold 30Yr Giant	4.50%	8/1/2047	85,201		84,547
Fgold 30Yr Giant	3.50%	10/1/2047	79,986		74,898
Fgold 30Yr Giant	3.50%	1/1/2048	94,239		88,244
Fgold 30Yr Giant	5.50%	6/1/2038	112,750		117,413
Fgold 30Yr Giant	4.50%	10/1/2039	96,990		97,163
Fgold 30Yr Giant	4.50%	11/1/2039	18,954		18,988
Fgold 30Yr Giant	3.50%	5/1/2045	218,680		205,691
Fgold 30Yr Giant	4.00%	11/1/2045	135,894		131,831
Fgold 30Yr Giant	3.50%	12/1/2045	338,108		318,025
Fgold 30Yr Giant	4.00%	12/1/2046	109,234		105,789
Fgold 30Yr Giant	3.00%	1/1/2047	205,743		186,642
Fgold 30Yr Giant	3.00%	2/1/2047	454,066		411,911
Fgold 15Yr Giant	2.50%	12/1/2031	62,361		58,933
Fgold 20Yr	3.00%	1/1/2037	74,857		70,495
Fgold 20Yr	3.50%	11/1/2037	59,845		57,594
Fgold 20Yr	3.00%	12/1/2037	53,423		50,265
Fgold 15Yr	4.00%	6/1/2026	14,196		14,047
Fgold 15Yr	4.00%	7/1/2026	15,106		14,933
Fgold 30Yr	3.00%	12/1/2042	175,406		160,431
Fgold 30Yr	3.00%	10/1/2042	102,660		93,896
Fgold 30Yr	3.00%	1/1/2043	302,472		276,650
Fgold 30Yr	4.00%	11/1/2040	52,228		50,982
Fgold 30Yr	4.00%	12/1/2040	161,504		157,724
Fgold 15Yr	2.50%	8/1/2028	41,499		39,948
Fgold 15Yr	3.00%	8/1/2029	65,698		63,561
Fgold 15Yr	2.50%	4/1/2031	84,028		79,792
Fgold 15Yr	2.50%	7/1/2031	65,820		62,484
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	53,157		46,614
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	14,875		14,351
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	104,393		103,302
Fhlmc 15Yr Umbs Super	1.50%	9/1/2036	537,357		469,711
Fhlmc 15Yr Umbs Super	1.50%	1/1/2037	104,649		91,475
Fhlmc 15Yr Umbs Super	4.00%	11/1/2037	516,898		508,618
Fhlmc 30Yr Umbs Super	3.00%	2/1/2050	934,878		839,743
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	380,119		313,433
Fhlmc 30Yr Umbs Super	2.00%	2/1/2051	919,680		756,908
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	370,439		289,981
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	1,502,926		1,237,861
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	415,216		341,129
Fhlmc 30Yr Umbs Super	2.00%	4/1/2051	400,325		328,803
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	1,543,536		1,324,036
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	442,965		363,721
Fhlmc 30Yr Umbs Super	2.50%	9/1/2051	447,055		382,926
Fhlmc 30Yr Umbs Super	5.50%	11/1/2052	1,549,022		1,565,371
Fhlmc 30Yr Umbs Super	6.00%	4/1/2053	498,488		508,745
Fgold 30Yr	5.00%	8/1/2041	137,738		141,005
Fgold 30Yr	5.00%	7/1/2041	13,780		14,107
Fhlmc Gold 30Yr	2.50%	1/1/2043	133,007		118,107
Fhlmc Gold 30Yr	3.00%	2/1/2043	244,055		223,241
Fhlmc Gold 30Yr	3.50%	9/1/2043	188,868		178,381
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	109,440		105,941
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	164,812		159,522
Fhlmc Gold 30Yr	3.50%	12/1/2046	80,207		75,619
Fhlmc Gold 30Yr	4.50%	7/1/2047	44,962		44,616
Fhlmc Gold 30Yr	4.00%	1/1/2048	138,652		134,238
Fhlmc 30Yr Umbs	3.00%	1/1/2050	189,940		170,611
Fhlmc 30Yr Umbs	2.50%	10/1/2051	1,861,837		1,610,545
Fhlmc 20Yr Umbs	2.00%	6/1/2040	339,992		294,010
Fhlmc 20Yr Umbs	4.50%	10/1/2042	292,903		289,578
Fnma 30Yr	5.50%	5/1/2037	26,588		27,595
Fnma 30Yr	5.50%	6/1/2033	34,999		35,939
Fnma 30Yr	5.50%	10/1/2033	44,058		45,241
Fnma 30Yr	4.00%	12/1/2040	95,903		93,508
Fnma 30Yr	4.00%	1/1/2041	116,271		113,368
Fnma 30Yr	4.50%	2/1/2041	259,402		260,540
Fnma 30Yr	4.00%	2/1/2041	53,204		51,826
Fnma 30Yr	4.00%	1/1/2042	141,299		137,615
Fnma 30Yr	3.00%	10/1/2043	21,145		19,358
Fnma 30Yr	5.00%	12/1/2034	83,236		84,409
Fnma 15Yr	3.00%	5/1/2027	69,071		67,324
Fnma 30Yr	4.50%	5/1/2039	30,288		30,421
Fnma 30Yr	3.50%	8/1/2042	222,718		212,066
Fnma 30Yr	3.50%	5/1/2042	368,171		348,212
Fnma 30Yr	3.00%	12/1/2042	130,696		119,415
Fnma 30Yr	3.00%	1/1/2043	244,409		223,288
Fnma 30Yr	3.00%	2/1/2043	312,300		285,915
Fnma 30Yr	3.00%	7/1/2043	135,008		123,601
Fnma 30Yr	3.50%	3/1/2043	205,085		195,450
Fnma 30Yr	3.00%	10/1/2043	66,872		61,223
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 15Yr	3.00%	8/1/2028	73,924		71,670
Fnma 30Yr	4.00%	9/1/2044	87,808		85,211
Fnma 30Yr	4.00%	7/1/2045	73,483		71,208
Fnma 30Yr	3.50%	5/1/2045	230,334		217,550
Fnma 30Yr	3.50%	6/1/2045	291,491		273,856
Fnma 15Yr	3.00%	12/1/2030	61,662		59,255
Fnma 30Yr	4.00%	12/1/2045	114,481		110,936
Fnma 30Yr	3.50%	4/1/2046	122,764		115,219
Fnma 30Yr	4.00%	7/1/2046	26,202		25,347
Fnma 15Yr	2.00%	8/1/2031	102,215		95,358
Fnma 30Yr	2.50%	9/1/2046	162,419		142,427
Fnma 20Yr	3.00%	11/1/2036	183,694		172,806
Fnma 30Yr	3.00%	11/1/2046	179,538		162,678
Fnma 30Yr	3.00%	12/1/2046	52,324		47,410
Fnma 30Yr	3.50%	12/1/2046	226,552		212,619
Fnma 30Yr	3.00%	1/1/2047	566,077		512,917
Fnma 30Yr	4.00%	2/1/2047	220,418		213,225
Fnma 15Yr	2.50%	7/1/2028	44,583		42,983
Fnma 30Yr	3.00%	9/1/2043	49,677		45,480
Fnma 15Yr	2.50%	8/1/2028	53,440		51,342
Fnma 15Yr	2.50%	8/1/2028	5,168		4,959
Fnma 15Yr	3.00%	11/1/2028	43,053		41,742
Fnma 30Yr	4.00%	10/1/2043	39,646		38,523
Fnma 15Yr	2.50%	2/1/2029	29,146		27,927
Fnma 15Yr	2.50%	7/1/2030	39,149		37,180
Fnma 30Yr	5.50%	4/1/2034	38,814		39,857
Fnma 30Yr	5.00%	4/1/2034	176,563		178,811
Fnma 30Yr	5.50%	9/1/2034	37,622		38,740
Fnma 30Yr	5.00%	7/1/2035	53,457		54,210
Fnma 30Yr	5.50%	2/1/2035	63,638		65,348
Fnma 30Yr	3.00%	10/1/2046	275,230		249,383
Fnma 30Yr	3.50%	9/1/2047	158,965		149,818
Fnma 15Yr	3.50%	12/1/2030	30,622		29,780
Fnma 30Yr	4.00%	1/1/2048	92,088		89,056
Fnma 30Yr	4.50%	11/1/2048	59,302		58,682
Fnma 30Yr Umbs	3.00%	2/1/2050	235,672		211,503
Fnma 30Yr Umbs	3.00%	6/1/2050	281,443		252,231
Fnma 30Yr Umbs	2.50%	8/1/2050	1,304,670		1,121,475
Fnma 30Yr Umbs	2.00%	12/1/2050	297,819		247,865
Fnma 30Yr	3.50%	8/1/2048	64,903		60,669
Fnma 30Yr Umbs Super	3.50%	11/1/2048	289,076		270,385
Fnma 30Yr Umbs Super	2.50%	4/1/2051	658,062		570,494
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs Super	3.00%	7/1/2050	350,099		315,240
Fnma 30Yr Umbs Super	3.00%	3/1/2052	830,588		745,022
Fnma 30Yr Umbs Super	2.50%	5/1/2052	441,877		381,153
Fnma 30Yr	6.50%	12/1/2037	25,169		26,893
Fnma 30Yr	6.00%	5/1/2038	109,364		115,652
Fnma 30Yr	4.00%	9/1/2040	55,812		54,418
Fnma 30Yr	5.50%	3/1/2038	43,344		45,079
Fnma 30Yr	4.00%	3/1/2039	18,227		17,795
Fnma 30Yr	4.50%	2/1/2041	246,554		247,636
Fnma 30Yr	4.50%	3/1/2041	78,356		78,749
Fnma 30Yr	3.50%	5/1/2042	211,955		201,922
Fnma 30Yr	3.50%	9/1/2042	82,279		77,812
Fnma 30Yr	3.50%	6/1/2042	780,568		738,257
Fnma 30Yr	3.00%	10/1/2042	113,481		103,664
Fnma 30Yr	3.50%	11/1/2042	281,045		265,786
Fnma 30Yr	3.00%	12/1/2042	220,048		201,021
Fnma 30Yr	3.00%	1/1/2043	61,308		56,013
Fnma 30Yr	3.00%	1/1/2043	178,909		163,455
Fnma 30Yr	3.00%	1/1/2043	192,828		176,154
Fnma 30Yr	3.00%	3/1/2043	295,839		270,896
Fnma 30Yr	4.50%	9/1/2039	30,611		30,631
Fnma 20Yr	4.50%	6/1/2031	51,242		50,953
Fnma 30Yr	3.50%	1/1/2046	95,200		89,440
Fnma 30Yr	4.50%	12/1/2048	37,487		37,095
Fnma 30Yr	3.00%	11/1/2046	168,782		152,931
Fnma 30Yr	3.00%	1/1/2047	215,218		195,007
Fnma 30Yr	3.50%	8/1/2047	113,684		106,334
Fnma 30Yr	4.00%	10/1/2047	351,605		340,026
Fnma 30Yr	3.50%	11/1/2047	284,580		266,180
Fnma 30Yr	4.50%	3/1/2048	52,569		52,106
Fnma 30Yr	4.00%	2/1/2048	78,752		76,159
Fnma 30Yr	4.00%	4/1/2048	159,769		154,140
Fnma 15Yr	3.50%	3/1/2033	43,696		42,516
Fnma 15Yr	3.50%	5/1/2033	104,891		102,058
Fnma 15Yr Umbs	2.00%	7/1/2036	225,124		202,661
Fnma 30Yr Umbs	2.50%	11/1/2051	1,805,068		1,545,243
Fnma 30Yr Umbs	3.00%	11/1/2051	429,075		381,289
Fnma 20Yr Umbs	2.00%	8/1/2040	387,573		334,721
Fnma 30Yr Umbs	1.50%	9/1/2050	825,882		646,822
Fnma 30Yr Umbs	2.00%	9/1/2050	789,232		650,772
Fnma 30Yr Umbs	2.50%	9/1/2050	1,146,961		985,910
Fnma 30Yr Umbs	1.50%	10/1/2050	70,592		55,273
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs	2.00%	10/1/2050	729,040		600,914
Fnma 30Yr Umbs	2.50%	10/1/2050	1,908,014		1,639,628
Fnma 30Yr Umbs	2.00%	11/1/2050	1,936,040		1,595,188
Fnma 20Yr Umbs	2.00%	1/1/2041	1,116,688		962,760
Fnma 30Yr Umbs	1.50%	1/1/2051	845,095		661,219
Fnma 30Yr Umbs	2.00%	1/1/2051	378,841		311,909
Fnma 30Yr Umbs	1.50%	12/1/2050	2,104,394		1,646,926
Fnma 30Yr Umbs	2.00%	2/1/2051	1,647,537		1,355,945
Fnma 30Yr Umbs	2.00%	3/1/2051	828,714		680,848
Fnma 15Yr Umbs	2.00%	5/1/2036	705,515		635,499
Fnma 20Yr Umbs	2.00%	5/1/2041	2,492,068		2,150,034
Fnma 20Yr Umbs	2.50%	5/1/2041	781,227		695,487
Fnma 30Yr Umbs	2.50%	4/1/2051	1,774,333		1,522,013
Fnma 30Yr Umbs	2.00%	5/1/2051	1,372,356		1,126,849
Fnma 15Yr Umbs	2.50%	6/1/2036	433,965		401,505
Fnma 30Yr Umbs	5.00%	7/1/2052	451,623		448,943
Fnma 15Yr Umbs	4.00%	7/1/2037	325,299		320,353
Fnma 30Yr Umbs	5.50%	11/1/2052	691,440		698,738
Fnma 30Yr Umbs	6.00%	12/1/2052	458,459		469,000
Fnma 15Yr Umbs	5.50%	1/1/2038	238,068		242,419
Fnma 30Yr	4.00%	7/1/2040	28,855		28,171
Fnma 30Yr	3.50%	6/1/2039	58,054		54,837
Fnma 30Yr	4.00%	10/1/2040	22,678		22,112
Gnma 30Yr	3.50%	1/15/2042	117,991		112,396
Gnma 30Yr	3.00%	11/15/2042	182,600		168,619
Gnma2 30Yr	4.00%	4/20/2042	35,993		35,263
Gnma2 30Yr	3.00%	8/20/2042	68,765		63,612
Gnma2 30Yr	3.50%	8/20/2042	205,313		195,645
Gnma2 30Yr	3.00%	9/20/2042	142,915		132,206
Gnma2 30Yr	3.50%	9/20/2042	166,571		158,728
Gnma2 30Yr	3.50%	10/20/2042	165,821		158,013
Gnma2 30Yr	3.00%	12/20/2042	73,197		67,713
Gnma2 30Yr	3.00%	1/20/2043	101,409		93,810
Gnma2 30Yr	3.50%	5/20/2043	212,935		202,897
Gnma2 30Yr	4.50%	6/20/2044	109,206		109,126
Gnma2 30Yr	3.50%	10/20/2044	170,225		162,037
Gnma2 30Yr	4.00%	10/20/2044	127,636		124,852
Gnma2 30Yr	3.00%	12/20/2044	39,916		36,941
Gnma2 30Yr	3.50%	4/20/2046	112,745		106,744
Gnma2 30Yr	3.50%	4/20/2045	194,544		184,425
Gnma2 30Yr	3.50%	6/20/2045	78,492		74,409
Gnma2 30Yr	3.00%	8/20/2045	100,204		92,420
Gnma2 30Yr	3.00%	9/20/2045	95,645		88,215
Gnma2 30Yr	4.00%	12/20/2045	209,120		204,190
Gnma2 30Yr	3.00%	5/20/2046	132,121		121,817
Gnma2 30Yr	4.00%	5/20/2046	101,516		99,122
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	7/20/2046	301,180		277,692
Gnma2 30Yr	3.50%	7/20/2046	86,515		81,910
Gnma2 30Yr	3.50%	8/20/2046	98,866		93,604
Gnma2 30Yr	3.50%	9/20/2046	102,737		97,495
Gnma2 30Yr	3.00%	10/20/2046	255,547		235,618
Gnma2 30Yr	4.00%	10/20/2046	40,300		39,161
Gnma2 30Yr	3.50%	11/20/2046	32,418		30,693
Gnma2 30Yr	4.00%	11/20/2046	48,042		46,684
Gnma2 30Yr	2.50%	12/20/2046	67,518		60,075
Gnma2 30Yr	3.50%	12/20/2046	355,276		336,367
Gnma2 30Yr	4.00%	3/20/2047	97,765		95,002
Gnma2 30Yr	3.50%	8/20/2048	58,156		55,068
Gnma2 30Yr	3.50%	7/20/2047	129,104		122,133
Gnma2 30Yr	4.00%	8/20/2047	125,460		121,677
Gnma2 30Yr	3.50%	8/20/2047	89,523		84,689
Gnma2 30Yr	4.00%	9/20/2047	145,651		141,259
Gnma2 30Yr	3.50%	11/20/2047	240,817		227,814
Gnma2 30Yr	4.00%	12/20/2047	61,999		60,129
Gnma2 30Yr	3.00%	1/20/2048	116,132		106,943
Gnma2 30Yr	4.00%	1/20/2048	89,401		86,705
Gnma2 30Yr	4.50%	1/20/2048	58,457		58,014
Gnma2 30Yr	4.50%	2/20/2048	55,265		54,846
Gnma2 30Yr	3.00%	10/20/2049	41,484		37,941
Gnma2 30Yr	3.50%	12/20/2048	131,934		124,701
Gnma2 30Yr	3.00%	7/20/2049	132,065		120,972
Gnma2 30Yr	3.00%	9/20/2049	147,992		135,823
Gnma 30Yr	3.00%	12/20/2049	180,028		164,555
Gnma2 30Yr	3.50%	12/20/2049	93,060		87,726
Gnma2 30Yr	2.00%	3/20/2051	356,994		303,142
Gnma2 30Yr	2.50%	3/20/2051	1,984,523		1,747,604
Gnma2 30Yr	2.50%	5/20/2051	1,021,888		898,734
Gnma2 30Yr	3.00%	6/20/2051	280,751		255,659
Gnma2 30Yr	2.00%	7/20/2051	408,933		346,992
Gnma2 30Yr	3.00%	7/20/2051	954,449		868,848
Gnma2 30Yr	2.50%	8/20/2051	457,279		401,569
Gnma2 30Yr	2.00%	9/20/2051	1,009,119		855,957
Gnma2 30Yr	4.50%	7/20/2052	588,484		576,819
Gnma2 30Yr	4.50%	8/20/2052	475,089		466,346
Gnma 30Yr	3.50%	5/15/2043	61,509		58,583
Gnma 30Yr	3.00%	3/15/2043	84,275		77,828
Gnma2 15Yr	3.00%	3/20/2027	16,698		16,339
Gnma2 30Yr	5.00%	8/20/2039	22,448		22,939
Gnma2 30Yr	4.50%	5/20/2040	87,315		87,704
Gnma2 30Yr	4.50%	7/20/2040	55,096		55,342
Gnma2 30Yr	4.00%	9/20/2040	64,999		63,705
Gnma2 30Yr	4.00%	10/20/2040	103,131		101,078
Gnma2 30Yr	4.50%	10/20/2040	64,202		64,489
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	4.50%	12/20/2040	94,360		94,781
Gnma2 30Yr	4.00%	2/20/2041	23,056		22,597
Gnma2 30Yr	4.00%	1/20/2041	42,199		41,359
Gnma2 30Yr	4.00%	3/20/2041	67,654		66,302
Gnma2 30Yr	5.00%	4/20/2041	80,581		82,328
Gnma2 30Yr	4.50%	8/20/2041	81,355		81,597
Gnma2 30Yr	4.50%	7/20/2041	26,571		26,650
Gnma 30Yr	4.50%	11/15/2039	36,619		36,779
Gnma 30Yr	4.50%	4/15/2040	82,006		82,350
Gnma 30Yr	5.00%	5/15/2035	30,955		31,578
Gnma 30Yr Platinum	5.00%	7/15/2039	42,469		43,443
Gnma 30Yr	5.50%	4/15/2038	13,721		14,168
Gnma 30Yr	5.50%	6/15/2038	72,532		75,394
Umbs 30Yr Tba(Reg A)	5.00%	1/16/2024	499,072		494,962
Chait_23-A2	5.08%	9/15/2030	499,072		511,731
Bbcms_20-C8	1.62%	10/15/2053	848,422		737,453
Bank_21-Bn37	2.37%	11/15/2064	598,886		496,308
Bank_19-Bn22	2.73%	11/15/2062	474,118		418,674
Bank_21-Bn31	1.77%	2/15/2054	998,143		815,023
Bbcms_19-C4	2.66%	8/15/2052	598,886		544,760
Bmark_20-B17	2.04%	3/15/2053	1,197,772		992,837
Bmark_20-B18	1.67%	7/15/2053	698,700		571,261
Comm_15-Pc1	3.62%	7/10/2050	128,462		126,830
Comm_15-Cr25	3.51%	8/10/2048	458,135		445,928
Comm_16-Dc2	3.50%	2/10/2049	482,317		467,702
Comm_16-Dc2	3.77%	2/10/2049	698,700		675,702
Csail_15-C3	3.45%	8/15/2048	432,587		423,729
Csail_16-C5	3.76%	11/15/2048	369,313		357,561
Csail_16-C7	3.21%	11/15/2049	481,834		461,317
Dbjpm_17-C6	3.27%	6/10/2050	141,510		138,360
Cgcmt_15-Gc33	3.52%	9/10/2058	200,399		194,705
Jpmbb_15-C30	3.55%	7/15/2048	508,220		490,261
Jpmcc_19-Cor4	3.76%	3/10/2052	798,515		754,363
Msbam_15-C23	3.45%	7/15/2050	954,294		930,761
Msbam_15-C24	3.73%	5/15/2048	998,143		968,941
Msbam_15-C25	3.37%	10/15/2048	698,700		677,970
Ubscm_18-C8	3.72%	2/15/2051	798,697		759,369
Ubscm_19-C17	2.67%	10/15/2052	249,536		219,436
Ubscm_18-C13	4.07%	10/15/2051	753,761		732,210
Wfcm_16-C37	3.79%	12/15/2049	603,877		580,401
Elevance Hlth Inc	3.65%	12/1/2027	94,824		92,226
Elevance Hlth Inc	4.10%	3/1/2028	119,777		119,576
Elevance Hlth Inc	2.25%	5/15/2030	194,638		169,382
Arch Cap Fin Llc	4.01%	12/15/2026	24,954		24,290
Banco Santander Sa	3.80%	2/23/2028	399,257		382,569
Bank Of Amer Corp	4.00%	1/22/2025	179,666		180,406
Bank Of Amer Corp	3.95%	4/21/2025	409,239		405,580
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Bank Of Amer Corp	3.97%	3/5/2029	259,517		251,336
	Bank Of Amer Corp	3.97%	2/7/2030	249,536		240,732
	Bank Of Amer Corp	2.50%	2/13/2031	1,023,097		889,485
	Bank Of Amer Corp	2.69%	4/22/2032	99,814		84,865
*	Bank of NY Mellon Corp	1.60%	4/24/2025	89,833		86,498
	Barclays Plc	2.28%	11/24/2027	374,304		344,445
	Broadstone Net Lease Inc	2.60%	9/15/2031	194,638		152,755
	Corebridge Finl Inc	3.90%	4/5/2032	379,294		347,226
	Cubesmart Lp	2.25%	12/15/2028	84,842		74,947
	Deutsche Bk Ny	6.72%	1/18/2029	164,694		177,721
	Deutsche Bk Ny	6.82%	11/20/2029	299,443		317,649
	Fairfax Finl Hldgs Ltd	5.63%	8/16/2032	164,694		168,374
	Goldman Sachs Grp Inc	1.99%	1/27/2032	314,415		257,468
	Goldman Sachs Grp Inc	2.62%	4/22/2032	154,712		130,751
	Goldman Sachs Grp Inc	1.54%	9/10/2027	469,127		427,937
	Hsbc Hldgs Plc	4.58%	6/19/2029	364,322		354,313
	Healthpeak Op Llc	3.00%	1/15/2030	119,777		108,453
	Huntington Bancshares Inc	6.21%	8/21/2029	349,350		368,115
	Jpmorgan Chase & Co	3.51%	1/23/2029	1,053,041		1,014,178
	Jpmorgan Chase & Co	4.45%	12/5/2029	149,721		147,207
	Jpmorgan Chase & Co	2.74%	10/15/2030	339,369		303,850
	Jpmorgan Chase & Co	2.58%	4/22/2032	583,914		497,660
	Kimco Realty Op Llc	1.90%	3/1/2028	299,443		266,232
	Lincoln Natl Corp	3.05%	1/15/2030	44,916		40,365
	Lloyds Bkg Grp Plc	5.87%	3/6/2029	199,629		208,623
	Mitsubishi Ufj Finl Grp	1.54%	7/20/2027	349,350		321,750
	Mizuho Finl Grp Inc	5.78%	7/6/2029	224,582		237,618
	Morgan Stanley	4.43%	1/23/2030	583,914		580,704
	Morgan Stanley	2.70%	1/22/2031	578,923		514,515
	Morgan Stanley	1.93%	4/28/2032	608,867		491,437
	Morgan Stanley	3.88%	1/27/2026	279,480		278,486
	Morgan Stanley	2.51%	10/20/2032	44,916		37,521
	Morgan Stanley	5.12%	2/1/2029	59,889		61,474
	Morgan Stanley	1.59%	5/4/2027	94,824		87,615
	Nomura Hldgs Inc	2.61%	7/14/2031	199,629		168,329
	Pnc Finl Svcs Grp Inc	6.62%	10/20/2027	524,025		550,775
	Realty Income Corp	3.10%	12/15/2029	174,675		160,645
	Royal Bk Of Canada	1.15%	6/10/2025	324,397		307,874
	Simon Property Grp Lp	2.25%	1/15/2032	54,898		46,250
	Sumitomo Mitsui Finl Grp Inc	5.72%	9/14/2028	299,443		315,265
	Truist Finl Corp	5.87%	6/8/2034	64,879		66,506
	Ubs Grp Ag	4.55%	4/17/2026	274,489		273,296
	Us Bancorp	5.84%	6/12/2034	99,814		103,470
	Unitedhealth Grp Inc	3.75%	7/15/2025	289,462		290,421
	Unum Grp	4.00%	6/15/2029	474,118		451,007
	Wells Fargo & Co	3.00%	10/23/2026	284,471		271,793
	Wells Fargo & Co	2.88%	10/30/2030	548,979		490,989
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Wells Fargo & Co	2.57%	2/11/2031	374,304		328,004
Wells Fargo & Co	3.35%	3/2/2033	134,749		119,164
Wells Fargo & Co	4.81%	7/25/2028	129,759		131,611
Wells Fargo & Co	5.56%	7/25/2034	484,099		505,580
Wells Fargo & Co	6.30%	10/23/2029	134,749		143,818
At&T Inc	2.55%	12/1/2033	250,534		204,879
Abbvie Inc	3.20%	11/21/2029	603,877		566,945
Amgen Inc	5.25%	3/2/2030	424,211		444,124
Autonation Inc	1.95%	8/1/2028	69,870		60,746
Autozone Inc	3.75%	4/18/2029	24,954		24,052
Bat Cap Corp	6.42%	8/2/2033	174,675		187,836
Bat Cap Corp	3.56%	8/15/2027	15,970		15,493
Bat Cap Corp	4.70%	4/2/2027	54,898		55,025
Bat Intl Fin Plc	4.45%	3/16/2028	279,480		278,757
Berry Global Inc	1.57%	1/15/2026	59,889		56,128
Boeing Co	2.25%	6/15/2026	104,805		98,376
Boeing Co	3.10%	5/1/2026	29,944		28,946
Boeing Co	2.70%	2/1/2027	424,211		405,168
Boeing Co	2.20%	2/4/2026	249,536		238,099
Broadcom Inc	4.11%	9/15/2028	225,580		223,378
Broadcom Inc	3.42%	4/15/2033	315,413		279,775
Broadcom Inc	4.00%	4/15/2029	234,564		228,766
Cigna Corp	2.40%	3/15/2030	99,814		88,256
Cvs Hlth Corp	4.30%	3/25/2028	129,759		129,183
Carlisle Cos Inc	2.20%	3/1/2032	189,647		155,133
Cenovus Energy Inc	2.65%	1/15/2032	99,814		83,979
Charter Comms Operating Llc Cap	5.05%	3/30/2029	314,415		315,304
Charter Comms Operating Llc Cap	2.80%	4/1/2031	374,304		319,107
Comcast Corp	4.15%	10/15/2028	44,916		44,733
Constellation Brands Inc	3.70%	12/6/2026	79,851		78,071
Constellation Brands Inc	4.40%	11/15/2025	59,889		59,550
Constellation Brands Inc	2.25%	8/1/2031	194,638		165,679
Dcp Midstream Operating Lp	5.13%	5/15/2029	99,814		100,531
Diamondback Energy Inc	3.13%	3/24/2031	189,647		170,602
Discovery Comm Llc	3.95%	3/20/2028	558,960		538,963
Energy Transfer Lp	4.75%	1/15/2026	331,384		336,449
Enterprise Products Operating Llc	3.13%	7/31/2029	99,814		94,768
Equifax Inc	2.60%	12/1/2024	269,499		262,929
Fmc Corp	3.45%	10/1/2029	299,443		276,478
Fiserv Inc	3.85%	6/1/2025	104,805		103,275
Ford Motor Cr Co Llc	4.00%	11/13/2030	499,072		450,768
Ford Motor Cr Co Llc	2.70%	8/10/2026	224,582		210,449
Freeport Mcmoran Inc	4.38%	8/1/2028	149,721		146,899
Glp Cap Lp Glp Fin Ii Inc	5.38%	4/15/2026	174,675		175,833
General Motors Fin Co Inc	3.60%	6/21/2030	204,619		186,472
Intuit Inc	1.35%	7/15/2027	29,944		27,211
Kinross Gold Corp	4.50%	7/15/2027	24,954		24,935
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kinross Gold Corp	6.25%	7/15/2033	349,350		377,501
Laboratory Corp Of Amer	3.60%	2/1/2025	239,554		239,091
Mplx Lp	4.13%	3/1/2027	94,824		94,200
Mplx Lp	4.25%	12/1/2027	124,768		122,437
Mplx Lp	2.65%	8/15/2030	174,675		152,833
Warnermedia Hldgs Inc	4.28%	3/15/2032	274,489		254,909
Marriott Intl Inc	3.13%	6/15/2026	149,721		144,021
Newmont Corp	2.80%	10/1/2029	429,202		395,634
Newmont Corp	2.25%	10/1/2030	164,694		143,441
Oneok Inc	3.40%	9/1/2029	89,833		83,869
Oneok Inc	3.10%	3/15/2030	519,035		471,478
Oneok Inc	6.35%	1/15/2031	424,211		465,915
Oracle Corp	3.25%	11/15/2027	199,629		190,593
Owens Corning Inc	3.95%	8/15/2029	19,963		19,354
Plains All Amern Pipeline Lp	3.55%	12/15/2029	79,851		73,722
Southwest Airlines Co	5.13%	6/15/2027	119,777		120,664
Energy Transfer Lp	3.90%	7/15/2026	449,164		444,762
T Mobile Usa Inc	3.88%	4/15/2030	69,870		66,862
Targa Resources Corp	6.13%	3/15/2033	169,684		182,289
Teledyne Tech Inc	2.25%	4/1/2028	194,638		177,491
Tosco Corp	8.13%	2/15/2030	274,489		331,889
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	419,220		382,677
Rtx Corp	4.13%	11/16/2028	89,833		88,285
Verizon Comms Inc	4.02%	12/3/2029	47,911		46,515
Verizon Comms Inc	2.36%	3/15/2032	80,850		67,872
Viatris Inc	2.70%	6/22/2030	509,053		431,644
Western Midstream Operating Lp	4.65%	7/1/2026	124,768		125,601
Western Midstream Operating Lp	4.50%	3/1/2028	149,721		147,332
Westinghouse Air Brake	3.45%	11/15/2026	199,629		191,906
Williams Cos Inc	3.50%	11/15/2030	224,582		207,143
Williams Cos Inc	3.75%	6/15/2027	149,721		144,625
Workday Inc	3.50%	4/1/2027	44,916		43,837
Workday Inc	3.70%	4/1/2029	119,777		116,228
Yamana Gold Inc	2.63%	8/15/2031	149,721		128,274
Aep Texas Inc	2.10%	7/1/2030	434,192		369,436
Ameren Illinois Co	3.80%	5/15/2028	169,684		166,194
Arizona Pub Svc Co	2.60%	8/15/2029	64,879		58,671
Arizona Pub Svc Co	2.20%	12/15/2031	74,861		61,082
Arizona Pub Svc Co	5.55%	8/1/2033	334,378		356,036
Avangrid Inc	3.20%	4/15/2025	374,304		366,475
Centerpoint Energy Inc	2.95%	3/1/2030	149,721		134,460
Duke Energy Fl Llc	1.75%	6/15/2030	99,814		83,532
Edison Intl	5.25%	11/15/2028	209,610		212,612
Entergy Louisiana Llc	2.40%	10/1/2026	99,814		94,073
Eversource Energy	1.65%	8/15/2030	54,898		45,066
Fortis Inc	3.06%	10/4/2026	40,924		39,162
Nextera Energy Cap Hldgs Inc	6.05%	3/1/2025	99,814		102,746
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nextera Energy Cap Hldgs Inc	5.75%	9/1/2025	194,638		200,407
Peco Energy Co	4.90%	6/15/2033	79,851		81,398
Ppl Elec Utilities Corp	5.00%	5/15/2033	149,721		154,266
Pacific Gas & Elec Co	4.55%	7/1/2030	199,629		194,871
Pacificorp	2.70%	9/15/2030	69,870		61,061
Public Svc Elec & Gas Co	4.65%	3/15/2033	184,657		187,328
Puget Energy Inc	4.10%	6/15/2030	64,879		59,742
Sempra	3.40%	2/1/2028	44,916		43,511
Sempra	3.30%	4/1/2025	184,657		181,668
System Energy Resources Inc	6.00%	4/15/2028	44,916		46,486
Tampa Elec Co	2.40%	3/15/2031	129,759		110,550
Tucson Elec Pwr Co	3.25%	5/15/2032	84,842		75,799
Xcel Energy Inc	4.00%	6/15/2028	124,768		122,077
Hydro Quebec	8.05%	7/7/2024	69,870		73,485
Italy Rep Of	2.38%	10/17/2024	399,257		392,027
Quebec Province Of	7.13%	2/9/2024	124,768		128,445
Advocate Hlth Corp	2.21%	6/15/2030	369,313		317,666
Ascension Hlth	2.53%	11/15/2029	119,777		107,615
Johns Hopkins Univ	4.71%	7/1/2032	124,768		130,466
Peacehealth Obligated Grp	1.38%	11/15/2025	24,954		23,175
Stanford Univ	1.29%	6/1/2027	399,257		361,305
Sutter Health	3.70%	8/15/2028	289,462		281,403
Upmc Taxable Rev Bonds	5.04%	5/15/2033	399,257		408,697
University Ca	3.06%	7/1/2025	324,397		321,173
University Ca	3.35%	7/1/2029	324,397		312,627
University Ca	1.61%	5/15/2030	524,025		441,163
Yale Univ	1.48%	4/15/2030	354,341		297,224
Sands China Ltd	5.65%	8/8/2028	399,257		403,778
Suzano Austria Gmbh	6.00%	1/15/2029	199,629		209,664
Indonesia Rep Of	3.50%	1/11/2028	449,164		438,281
Indonesia Rep Of	4.15%	9/20/2027	269,499		268,737
Panama Rep Of	7.13%	1/29/2026	299,443		315,319
Peru Rep Of	2.78%	1/23/2031	38,928		34,387
Mexico United Mexican States	4.50%	4/22/2029	269,499		268,344
Cash			—		(79,336)
Total Prudential GA-62194					$208,188,441

American General Life Contract No. 725840
Micron Technology Inc	5.88%	2/9/2033	9,981		$10,668
Gnma Ii 30Yr Pool Ma8431	6.50%	11/20/2052	176,243		181,683
Fnma 20Yr Pool Ma4643	3.00%	5/1/2042	690,205		630,988
Oneok Inc	5.55%	11/1/2026	89,833		93,170
Fhlmc 20Yr Pool Sc0093	2.00%	10/1/2040	280,998		243,486
Us Bancorp	5.78%	6/12/2029	59,889		61,704
Unitedhealth Group Inc	4.00%	5/15/2029	249,536		247,406
Anthem Inc	4.10%	5/15/2032	59,889		57,543
Us Treasury Bond	4.13%	8/15/2053	249,536		257,323
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lloyds Banking Group Plc	3.57%	11/7/2028	249,536		236,284
Deere & Company	3.10%	4/15/2030	79,851		74,677
Ford Motor Company 10Y Green Bond	6.10%	8/19/2032	79,851		82,467
Williams Companies Inc	3.75%	6/15/2027	279,480		269,966
Freddie Mac	0.80%	10/28/2026	399,257		362,555
Gnma Ii 30Yr Pool Ma8723	4.00%	3/20/2053	384,677		368,232
Unitedhealth Group Incorporated	1.15%	5/15/2026	538,997		500,253
Fhlmc 20Yr Pool Sc0209	2.50%	11/1/2041	1,714,077		1,525,398
Fnma Balloon Pool Am3347	3.31%	5/1/2033	79,449		73,491
Tenn Valley Authority	3.88%	3/15/2028	399,257		402,032
Credit Suisse Group Ag -144A	6.44%	8/11/2028	499,072		530,599
Gnma Ii 30Yr Pool Ma7650	3.00%	10/20/2051	2,098,356		1,908,216
Fhlmc 30Yr Pool Sd2991	2.50%	9/1/2051	94,162		81,785
T-Mobile Usa Inc	3.75%	4/15/2027	99,814		97,644
Diamondback Energy Inc	3.25%	12/1/2026	139,740		135,987
Us Treasury Note	3.63%	5/31/2028	2,884,634		2,866,107
General Dynamics Corp	3.63%	4/1/2030	9,981		9,692
Bristol-Myers Squibb Co	3.20%	6/15/2026	169,684		164,968
Bat Capital Corp	3.56%	8/15/2027	47,911		46,480
Us Treasury Note	4.63%	9/30/2030	209,610		221,309
Mastercard Inc	3.35%	3/26/2030	89,833		86,534
Fnma 30Yr Pool Fm8648	3.00%	9/1/2051	77,381		69,241
Morgan Stanley	3.63%	1/20/2027	568,942		561,422
Altria Group Inc	2.45%	2/4/2032	169,684		140,485
Costco Wholesale Corp	1.38%	6/20/2027	179,666		163,298
Wells Fargo & Co	3.75%	1/24/2024	279,480		283,712
Cvs Health Corp	1.88%	2/28/2031	9,981		8,291
Slc Student Loan Trust 2007 1 A4	5.66%	5/15/2029	25,047		25,143
Wells Fargo & Company	3.00%	4/22/2026	728,645		702,536
Berkshire Hathaway Energ	3.70%	7/15/2030	79,851		77,089
Continental Resources	4.38%	1/15/2028	149,721		148,178
Fox Corp	6.50%	10/13/2033	69,870		76,752
Toyota Motor Corp	1.34%	3/25/2026	169,684		158,849
Gnma Ii 30Yr Pool Ma8492	6.00%	12/20/2052	183,024		187,159
Eqt Corp	6.13%	2/1/2025	59,889		62,060
Cvs Health Corp	3.63%	4/1/2027	259,517		254,153
Charter Comm Opt Llc/Cap	4.40%	4/1/2033	69,870		65,431
Eqt Corp	3.90%	10/1/2027	99,814		96,595
Cvs Health Corp	3.75%	4/1/2030	129,759		123,481
Fnma 30Yr Pool Fm3241	3.00%	3/1/2050	755,222		680,708
Amazon.Com Inc	2.10%	5/12/2031	209,610		181,393
Coterra Energy Inc	3.90%	5/15/2027	339,369		330,057
Fhlmc 30Yr Pool Qe1719	4.00%	5/1/2052	2,032,699		1,929,456
Ubs Group Ag	1.36%	1/30/2027	499,072		460,530
Altria Group Inc	6.20%	11/1/2028	459,146		487,241
Constellation Brands Inc	2.25%	8/1/2031	19,963		16,993
Intercontinentalexchange	4.60%	3/15/2033	39,926		40,410
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
*	Collective U.S. Gov't Stif 15 Bps	5.26%		477,352		483,523
	Us Bancorp	2.22%	1/27/2028	49,907		46,366
	Texas Instruments Inc	1.75%	5/4/2030	169,684		147,352
	Gnma Ii 30Yr Pool Ma7255	2.50%	3/20/2051	1,428,195		1,257,692
	Northrop Grumman Corp	2.93%	1/15/2025	299,443		296,723
	The Boeing Company	5.15%	5/1/2030	329,387		338,535
	General Dynamics Corp	3.75%	5/15/2028	379,294		374,750
	Bank Of America Corp	1.66%	3/11/2027	898,329		835,814
	Fnma 30Yr Pool Ca5504	2.50%	4/1/2050	7,860,728		6,801,117
	Natwest Group Plc	5.85%	3/2/2027	349,350		359,416
	Gnma Ii 30Yr Pool Ma6994	2.00%	11/20/2050	1,207,241		1,024,251
	Air Lease Corp	5.30%	2/1/2028	149,721		154,915
	Lockheed Martin Corp	3.90%	6/15/2032	139,740		135,273
	Gnma Ii 30Yr Pool Ma4720	4.00%	9/20/2047	489,916		475,143
	Republic Of Indonesia	4.85%	1/11/2033	329,387		344,806
	Verizon Communications Inc.	2.55%	3/21/2031	335,376		291,826
	Fhlmc 30Yr Pool Qf0152	4.50%	9/1/2052	1,663,578		1,620,618
	Gnma Ii 30Yr Pool 786843	3.00%	3/20/2052	96,352		86,719
	Energy Transfer Partners Lp	4.95%	6/15/2028	239,554		239,665
	Home Depot Inc	2.88%	4/15/2027	638,812		614,995
	Apple Inc	2.45%	8/4/2026	548,979		529,320
	Enterprise Products Operating Llc	4.15%	10/16/2028	139,740		139,521
	Aercap Ireland Cap/Globa	1.75%	1/30/2026	399,257		374,085
	Anthem Inc	3.35%	12/1/2024	169,684		167,035
	Enterprise Products Oper	6.65%	10/15/2034	39,926		46,375
	Fnma Balloon Pool Bs6984	4.29%	10/1/2032	299,443		296,210
	Lam Research Corp	1.90%	6/15/2030	219,592		189,418
	Us Bancorp	1.45%	5/12/2025	598,886		571,875
	Diamondback Energy Inc	3.13%	3/24/2031	39,926		35,916
	Verizon Communications Inc	4.13%	3/16/2027	79,851		79,726
	Us Treasury Bond	4.75%	11/15/2043	219,592		237,682
	Fhlmc 30Yr Pool Sd3553	6.00%	7/1/2053	290,951		297,287
	Federal Home Loan Bank	1.05%	8/13/2026	399,257		368,654
	Us Treasury Note	4.63%	9/15/2026	49,907		51,294
	Bank 2018 Bn10 A5	3.69%	2/15/2061	339,369		322,361
	Goldman Sachs Group Inc	2.62%	4/22/2032	608,867		514,567
	Banco Santander Sa	4.18%	3/24/2028	199,629		194,273
	Kinder Morgan Ener Part	4.25%	9/1/2024	249,536		250,468
	Gnma Ii 30Yr Pool Ma9018	6.00%	7/20/2053	591,429		604,462
	Broadcom Inc	3.15%	11/15/2025	229,573		223,275
	Pepsico Inc	1.63%	5/1/2030	139,740		119,511
	Charter Comm Opt Llc/Cap	3.75%	2/15/2028	99,814		95,758
	Charles Schwab Corp	2.30%	5/13/2031	409,239		343,802
	Fnma 20Yr Pool Ma4620	3.50%	4/1/2042	163,003		153,971
	T-Mobile Usa Inc	2.55%	2/15/2031	389,276		339,293
	Gnma Ii 30Yr Pool Ma8879	5.50%	5/20/2053	1,272,828		1,288,030
	J.P. Morgan Chase & Co.	2.58%	4/22/2032	139,740		119,098
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vale Overseas Limited	6.13%	6/12/2033	459,146		477,867
Abbvie Inc	3.60%	5/14/2025	169,684		167,459
Trade Date Cash	—%		22,709		22,709
Procter & Gamble Co/The	3.00%	3/25/2030	409,239		386,730
Fnma Balloon Pool Bs9339	4.82%	8/1/2033	698,700		719,285
Fnma 30Yr Pool Bx8833	5.00%	3/1/2053	1,364,310		1,360,379
Fhlmc 20Yr Pool Rb5122	2.50%	8/1/2041	466,845		415,305
Banco Santander Sa	1.85%	3/25/2026	199,629		185,920
Pnc Financial Services Group Inc	3.50%	1/23/2024	489,090		495,916
Air Lease Corp	1.88%	8/15/2026	838,440		777,945
Warnermedia Holdings Inc	3.76%	3/15/2027	229,573		222,703
Ubs Group Ag	3.87%	1/12/2029	548,979		528,251
Midamerican Energy Co	3.65%	4/15/2029	89,833		86,643
Goldman Sachs Group Inc	3.85%	1/26/2027	1,856,546		1,837,428
Fhlmc Gold 30Yr Gold Pool G08687	3.50%	1/1/2046	556,678		523,612
Enterprise Products Operating Llc	3.13%	7/31/2029	9,981		9,477
Nike Inc	2.75%	3/27/2027	339,369		326,190
American Express Co	2.50%	7/30/2024	399,257		396,628
Bank 2019 Bn22 A4	2.98%	11/15/2062	369,313		329,368
Warnermedia Holdings Inc	4.05%	3/15/2029	159,703		153,560
Fhlmc 30Yr Pool Sd3838	6.00%	10/1/2053	496,481		509,938
Brhea 2011-2 A3	6.32%	10/27/2036	693,447		700,568
Fhlmc 20Yr Pool Rb0714	2.00%	12/1/2041	427,588		369,922
Slma 2005-9 A7A	6.20%	1/25/2041	816,078		806,978
Us Treasury Note	4.88%	10/31/2028	259,517		273,278
Fhlmc 30Yr Pool Sd2104	2.00%	5/1/2051	1,428,344		1,173,154
Ebay Inc	1.40%	5/10/2026	269,499		250,256
T-Mobile Usa Inc	3.50%	4/15/2025	289,462		285,618
America Movil Sab De Cv - 10Yr	2.88%	5/7/2030	449,164		402,083
Mplx Lp	4.13%	3/1/2027	399,257		396,634
Bank 2023 Bnk46 A4	5.75%	8/15/2056	319,406		337,358
Pioneer Natural Resources Company	1.13%	1/15/2026	39,926		37,309
Apple Inc	2.90%	9/12/2027	169,684		164,065
Gnma Ii 30Yr Pool Ma8268	4.50%	9/20/2052	1,499,678		1,469,952
Rtx Corp	3.13%	5/4/2027	89,833		85,935
Fnma 20Yr Pool Ma4202	1.50%	12/1/2040	949,762		795,202
Fnma 20Yr Pool Ma4587	2.50%	4/1/2042	52,198		46,274
Cigna Group/The	3.25%	4/15/2025	339,369		333,537
3M Co	3.05%	4/15/2030	29,944		27,253
Pacific Gas & Electric	3.00%	6/15/2028	119,777		109,407
Fhlmc 20Yr Pool Sc0188	2.00%	9/1/2041	80,878		70,297
Transcont Gas Pipe Line	3.25%	5/15/2030	279,480		255,118
Royal Bank Of Canada	1.15%	6/10/2025	439,183		416,814
T-Mobile Usa Inc	3.88%	4/15/2030	119,777		114,621
Benchmark Mortgage Trust 2019 B13 A3	2.70%	8/15/2057	529,016		471,897
Gnma Ii 30Yr Pool Ma8725	5.00%	3/20/2053	1,451,115		1,447,082
Aercap Ireland Cap/Globa	3.00%	10/29/2028	149,721		137,329
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Humana Inc	3.70%	3/23/2029	139,740		135,837
Pnc Financial Services	5.81%	6/12/2026	149,721		151,290
Southern Copper Corporation	3.88%	4/23/2025	149,721		147,846
Columbia Pipeline Holdco -- 144A	6.04%	8/15/2028	529,016		559,653
Us Inflation-Linked Treasury [ Note ]	1.13%	1/15/2033	1,537,141		1,516,356
Federal Home Loan Bank	1.00%	7/27/2026	399,257		369,213
Truist Financial Corp	6.05%	6/8/2027	79,851		81,590
Comcast Corp	3.40%	4/1/2030	319,406		301,840
Mondelez International Inc	1.50%	5/4/2025	229,573		219,551
Cvs Health Corp	4.30%	3/25/2028	169,684		168,932
Mitsubishi Ufj Financial Group Inc	3.41%	3/7/2024	638,812		643,104
Reynolds American Inc	4.45%	6/12/2025	49,907		49,454
Bmark 2019-B10 A2	3.61%	3/15/2062	390,021		388,504
Gnma Ii 30Yr Pool Ma8726	5.50%	3/20/2053	288,460		291,450
Fnma 20Yr Pool Ma4072	2.50%	7/1/2040	311,619		279,118
Mcdonald'S Corp	3.60%	7/1/2030	129,759		125,642
Us Treasury Note	4.63%	11/15/2026	29,944		30,607
Shell International Finance Bv	2.75%	4/6/2030	109,796		101,205
Paypal Holdings Inc	1.65%	6/1/2025	169,684		162,259
Transcont Gas Pipe Line	7.85%	2/1/2026	39,926		43,172
Lowe'S Companies Inc	4.50%	4/15/2030	199,629		200,744
Cigna Corp	2.40%	3/15/2030	269,499		238,292
Bank Of Nova Scotia	1.30%	6/11/2025	69,870		66,261
Fnma 30Yr Pool Bv8534	3.00%	5/1/2052	2,986,838		2,660,148
United Mexican States	3.50%	2/12/2034	598,886		516,678
Bat Capital Corp	2.26%	3/25/2028	69,870		62,999
Us Treasury Note	5.00%	8/31/2025	89,833		92,173
Us Treasury Bond	4.38%	8/15/2043	339,369		353,302
Wells Fargo & Co	3.58%	5/22/2028	499,072		477,654
Freddie Mac	0.65%	10/27/2025	399,257		372,850
Comcast Corp	3.15%	3/1/2026	339,369		333,129
Diamondback Energy Inc	3.50%	12/1/2029	159,703		148,960
Us Treasury Bond	4.75%	11/15/2053	718,663		814,139
Oneok Inc	5.80%	11/1/2030	49,907		52,973
Fnma Balloon Pool Am8700	2.93%	6/1/2030	93,021		85,741
Federal Home Loan Bank	4.50%	10/3/2024	399,257		402,213
Charles Schwab Corp	1.15%	5/13/2026	618,849		568,059
Charter Comm Opt Llc/Cap	4.91%	7/23/2025	668,756		676,955
Fnma Balloon Pool Bs9885	5.61%	11/1/2033	299,199		324,856
Us Treasury Bill	—%	2/22/2024	429,202		426,018
Gilead Sciences Inc	1.65%	10/1/2030	129,759		109,376
Verizon Communications Inc.	3.15%	3/22/2030	219,592		202,980
Walmart Inc	2.38%	9/24/2029	49,907		45,813
Oracle Corp	4.65%	5/6/2030	79,851		80,119
Bnp Paribas -- 144A No Rr	5.89%	12/5/2034	399,257		419,748
Western Gas Partners Lp	4.75%	8/15/2028	89,833		89,518
Alpek Sa De Cv	3.25%	2/25/2031	568,942		493,946
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Balloon Pool Bs9335	4.82%	8/1/2033	199,629		205,510
At&T Inc	2.30%	6/1/2027	259,517		241,661
Gnma Ii 30Yr Pool Ma4587	4.00%	7/20/2047	225,715		218,909
Bnp Paribas	3.05%	1/13/2031	748,607		669,686
Fnma 20Yr Pool Ma4387	2.00%	7/1/2041	79,456		68,388
Molson Coors Beverage	3.00%	7/15/2026	239,554		232,811
Adp	1.70%	5/15/2028	269,499		244,150
Energy Transfer Lp	5.55%	2/15/2028	99,814		104,219
Pfizer Inc	1.70%	5/28/2030	229,573		196,190
Anheuser-Busch Inbev Worldwide Inc	4.75%	1/23/2029	219,592		227,908
Fhlmc 30Yr Pool Sd2410	6.00%	2/1/2053	651,290		665,544
Morgan Stanley	3.59%	7/22/2028	459,146		445,492
Tesla Auto Lease Trust 2023 A A3	5.89%	6/22/2026	469,127		471,896
Bank Of Montreal	1.85%	5/1/2025	139,740		134,511
Us Treasury Note	4.25%	10/15/2025	11,139,279		11,220,591
Constellation Brands Inc	3.60%	5/9/2024	99,814		99,588
Virginia Electric And Power Co	3.15%	1/15/2026	29,944		29,470
Becton, Dickson & Company	3.36%	6/6/2024	169,684		168,386
Intel Corp	5.13%	2/10/2030	19,963		21,150
Suzano Austria Gmbh	6.00%	1/15/2029	598,886		628,991
Carmax Auto Owner Trust 2022 4 A3	5.34%	8/16/2027	499,072		501,708
Toronto-Dominion Bank	4.46%	6/8/2032	79,851		77,915
Cooperatieve Rabobank Ua	4.38%	8/4/2025	249,536		249,566
Lowe'S Cos Inc	1.70%	9/15/2028	39,926		35,485
Fhlmc 20Yr Pool Sc0160	2.00%	7/1/2041	234,132		203,610
Bny Overnight Cash	—%		—		5
Fhlmc 30Yr Pool Sd3663	5.50%	8/1/2053	976,718		987,029
Mplx Lp	4.80%	2/15/2029	79,851		80,866
Resrvble For Fut & Opt	—%		160,477		160,477
Republic Of Indonesia	3.85%	7/18/2027	299,443		297,972
Paypal Holdings Inc	2.30%	6/1/2030	79,851		70,099
Us Treasury Bond	3.63%	5/15/2053	369,313		344,786
Oneok Inc	5.65%	11/1/2028	159,703		168,409
Pioneer Natural Resource	1.90%	8/15/2030	59,889		51,389
Gnma 2021 2 Ah	1.50%	6/16/2063	167,603		127,564
Republic Of Peru	3.30%	3/11/2041	99,814		78,830
Fhlmc 30Yr Pool Qd1259	2.00%	11/1/2051	4,489,191		3,708,131
Fhlmc Gold 30Yr Gold Pool G61040	3.50%	6/1/2047	1,935,526		1,823,824
Abbvie Inc	2.60%	11/21/2024	99,814		97,829
Hsbc Holdings Plc	4.58%	6/19/2029	558,960		543,603
Dell Int Llc / Emc Corp	6.02%	6/15/2026	49,907		51,214
Fhlmc 20Yr Pool Sc0459	2.00%	8/1/2042	198,407		171,078
Wells Fargo & Company	5.56%	7/25/2034	19,963		20,849
J.P. Morgan Chase & Co.	4.01%	4/23/2029	1,197,772		1,162,275
Aercap Ireland Cap/Globa	2.45%	10/29/2026	219,592		204,349
Salesforce.Com Inc	3.70%	4/11/2028	89,833		88,833
Energy Transfer Operating	2.90%	5/15/2025	89,833		87,461
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Balloon Pool Am8674	2.81%	4/1/2025	89,833		87,502
Us Treasury Bill	—%	1/30/2024	1,926,417		1,918,491
Bristol-Myers Squibb Co	2.90%	7/26/2024	219,592		219,281
Fhlmc 20Yr Pool Sc0206	2.00%	11/1/2041	166,028		144,192
Bpr Trust 2022 Oana A	7.26%	4/15/2037	489,090		483,711
Fhlmc 30Yr Pool Sd4169	6.50%	10/1/2053	492,344		507,761
Energy Transfer Operating	3.75%	5/15/2030	179,666		167,759
Kenvue Inc	5.05%	3/22/2028	189,647		197,033
Slc Student Loan Trust 2008 1 A4A	7.21%	12/15/2032	561,642		567,963
Rtx Corp	2.25%	7/1/2030	49,907		43,740
Eog Resources	4.38%	4/15/2030	79,851		80,428
Coterra Energy Inc	4.38%	3/15/2029	149,721		147,488
Pioneer Natural Resources Company	2.15%	1/15/2031	219,592		189,315
Republic Services Inc	3.20%	3/15/2025	59,889		59,081
Fnma Balloon Pool Bs6847	4.24%	10/1/2032	299,443		295,125
Western Midstream Operat	6.35%	1/15/2029	469,127		497,963
Gnma Ii 30Yr Pool Ma9107	6.00%	8/20/2053	98,876		101,055
Exxon Mobil Corp	3.04%	3/1/2026	459,146		450,659
Amazon.Com Inc	3.15%	8/22/2027	568,942		553,855
The Home Depot Inc	3.90%	12/6/2028	289,462		285,950
Wells Fargo & Co	2.88%	10/30/2030	648,793		580,260
Rtx Corp	6.00%	3/15/2031	59,889		64,391
Nvidia Corp	2.85%	4/1/2030	129,759		121,103
Columbia Pipelines Opco -- 144A	6.04%	11/15/2033	79,851		85,682
Kenvue Inc	5.35%	3/22/2026	159,703		164,809
Merck & Co Inc	1.45%	6/24/2030	199,629		167,229
Ubscm 2017-C1 A3	3.20%	6/15/2050	431,394		407,604
Toronto-Dominion Bank	1.15%	6/12/2025	349,350		331,004
Autozone Inc	5.05%	7/15/2026	99,814		102,639
Abbvie Inc	3.20%	11/21/2029	249,536		234,275
Pfizer Inc	2.63%	4/1/2030	39,926		36,300
Unitedhealth Group Incorporated	2.30%	5/15/2031	169,684		147,594
Us Treasury Bill	—%	5/16/2024	2,475,395		2,428,090
Jp Morgan Chase Commercial Mortgage Sec Trust 2016 Nine A	2.85%	9/6/2038	359,332		331,827
Fhlmc Gold 30Yr Gold Pool G08693	3.50%	3/1/2046	12,574		11,827
Verizon Communications Inc	2.10%	3/22/2028	169,684		154,529
Constellation Brands Inc	4.35%	5/9/2027	79,851		79,732
3M Co	2.38%	8/26/2029	29,944		26,780
Visa Inc	3.15%	12/14/2025	119,777		117,114
Bp Capital Markets America Inc.	3.63%	4/6/2030	229,573		222,251
Gnma Ii 30Yr Pool Ma7767	2.50%	12/20/2051	84,879		74,400
Fnma 30Yr Pool Fs2078	3.50%	6/1/2052	282,000		259,941
Exxon Mobil Corporation	2.61%	10/15/2030	99,814		89,829
Charter Communications Operating Llc	5.05%	3/30/2029	249,536		250,241
Philip Morris International Inc	2.10%	5/1/2030	299,443		259,089
Alphabet Inc.	1.10%	8/15/2030	179,666		149,956
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Altria Group Inc	4.40%	2/14/2026	49,907		50,294
Danske Bank A/S -- 144A	6.26%	9/22/2026	638,812		660,519
Eog Resources Inc	4.15%	1/15/2026	129,759		131,017
Fhlmc 30Yr Pool Qf4704	5.50%	11/1/2052	934,551		948,150
Boeing Co	2.20%	2/4/2026	728,645		695,248
Cigna Group/The	4.38%	10/15/2028	339,369		339,491
Louisiana St Local Govt Envrnm	4.28%	2/1/2036	449,164		444,239
Ing Groep Nv	4.05%	4/9/2029	299,443		292,399
Bank Of America Corp	2.59%	4/29/2031	1,227,716		1,064,180
Amazon.Com Inc	3.45%	4/13/2029	99,814		97,487
Oracle Corp	1.65%	3/25/2026	179,666		168,392
Comcast Corp	4.15%	10/15/2028	99,814		99,406
Gnma Ii 30Yr Pool Ma8199	3.50%	8/20/2052	1,557,021		1,453,620
Wells Fargo & Company	3.35%	3/2/2033	129,759		114,751
Amazon.Com Inc	3.30%	4/13/2027	139,740		136,757
J.P. Morgan Chase & Co.	1.58%	4/22/2027	329,387		305,047
Bp Cap Markets America	3.12%	5/4/2026	259,517		252,426
Cintas Corp No. 2	3.70%	4/1/2027	19,963		19,706
Fnma 20Yr Pool Ma4333	2.00%	5/1/2041	1,021,676		881,452
Us Treasury Note	0.38%	1/31/2026	11,428,740		10,576,127
Fnma 30Yr Pool Ad0963	5.50%	9/1/2038	14,716		15,307
Adobe Inc	2.30%	2/1/2030	119,777		108,703
Abbvie Inc	2.95%	11/21/2026	1,077,995		1,037,595
Fhlmc 30Yr Pool Qd9682	4.00%	4/1/2052	279,650		265,446
American Express Co	4.05%	5/3/2029	9,981		9,963
American Express Co	6.08%	5/3/2024	499,072		503,753
Intel Corp	3.75%	3/25/2027	149,721		148,374
Us Treasury Bond	3.63%	2/15/2053	479,109		451,008
Humana Inc	5.75%	12/1/2028	199,629		210,269
Enterprise Products Operating Llc	2.80%	1/31/2030	469,127		430,887
At&T Inc	4.10%	2/15/2028	249,536		247,992
Total American General Life Contract No. 725840					$143,782,657

Royal Bank of Canada Contract No. Citigroup01
Cash Collateral Fut Rdr Usd	5.23%	12/31/2060	518,036		$518,036
Vm Cash Fut Dom Rdr Usd	5.23%	12/31/2060	71,633		71,633
Ga Global Funding Trust 144A	1.00%	4/8/2024	898,329		885,293
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	998,143		978,469
Slclt 2007-1 A4 Sofr90A+32.161Bp	5.66%	5/15/2029	238,603		237,793
Slma 2005-7 A4 Sofr90A+41.161Bp	5.75%	10/25/2029	52,639		52,618
Fh Arm 1Q1534 H15T1Y+222.9 10.272	5.21%	6/1/2037	192,307		195,706
Fn 793029 Rfucct6M+159.2Bp 10.869	7.32%	7/1/2034	98,261		99,725
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	471		469
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	12		12
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	9,275		9,321
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
*	Collective U.S. Gov't Stif 15 Bps	5.26%	12/1/2030	615,298		615,298
	U S Treasury Bills	—%	3/12/2024	17,866,765		17,686,355
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	898,329		893,297
	Advent Health System	2.95%	3/1/2029	598,886		542,293
	American Electric Power Sr Unsec	5.63%	3/1/2033	798,515		834,076
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	499,072		485,349
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	1,197,772		1,057,369
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,072		490,288
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	798,515		753,569
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,247,679		1,077,540
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	698,700		646,817
	Constellation En Gen Llc Sr Unsec	5.60%	3/1/2028	499,072		514,813
	Consumers Energy Co 1St Mortgage	4.90%	2/15/2029	299,443		305,287
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	499,072		500,211
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	234,564		240,181
	Emory University Unsec	2.14%	9/1/2030	1,297,586		1,118,860
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	698,700		613,659
	Florida Power & Light 1St Mtg	2.45%	2/3/2032	598,886		515,553
	Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,597,029		1,554,210
	Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	499,072		460,890
	Jpmorgan Chase & Co Sr Unsec Tsfr3M	4.01%	4/23/2029	1,696,844		1,635,459
	Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	948,236		939,799
	Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	299,443		286,875
	Massmutual Global Fundin Sec 144A	4.50%	4/10/2026	848,422		846,883
	Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,072		477,176
	Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,447,308		1,404,863
	National Rural Util Coop Sr Unsec	4.80%	3/15/2028	898,329		909,954
	Nstar Electric Co Sr Unsec	5.60%	10/1/2028	399,257		412,444
	Nvr Inc Sr Unsec	3.00%	5/15/2030	798,515		713,047
	Pacific Gas & Electric	3.00%	6/15/2028	479,109		437,421
	Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	798,515		752,962
	Rga Global Funding Sec 144A	2.00%	11/30/2026	998,143		914,115
	Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	1,097,958		1,079,804
	Seattle Children Hosp Unsec	1.21%	10/1/2027	898,329		789,194
	Southern Cal Edison 1St Mtge	5.65%	10/1/2028	299,443		312,637
	Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	1,197,772		1,137,240
	Sutter Health Unsec	3.70%	8/15/2028	1,197,772		1,149,430
	Upmc Sec	5.04%	5/15/2033	848,422		862,604
	Verizon Communications Sr Unsec	2.55%	3/21/2031	335,376		289,690
	Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	49,907		47,843
	Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	648,793		577,992
	Wells Fargo & Company Sr Unsec Tsfr3M	3.58%	5/22/2028	199,629		190,488
	Wells Fargo & Company Sr Unsec Tsfr3M	3.20%	6/17/2027	698,700		668,201
	Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	1,297,586		1,252,152
	Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	748,607		659,346
	Bpce Sa Sr Non Pref 144A Sofr	6.61%	10/19/2027	598,886		617,098
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	998,143		964,072
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Deutsche Bank Ny Sofr	3.04%	5/28/2032	1,397,401		1,170,633
Hsbc Holdings Plc Sr Unsec Tsfr3M	4.58%	6/19/2029	1,437,326		1,396,245
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	998,143		965,284
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	499,072		491,895
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,536		234,856
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	998,143		965,513
Natwest Group Plc Sr Unsec	5.85%	3/2/2027	948,236		957,265
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	798,515		707,141
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	998,143		919,701
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	1,397,401		1,196,322
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	1,197,772		974,870
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	998,143		842,985
Ubs Group Ag Sr Unsec 144A Sofr	6.44%	8/11/2028	249,536		259,453
Ubs Group Ag Sr Unsec 144A Sofr	4.19%	4/1/2031	998,143		931,549
Fin Fut Us 10Yr Cbt 03/19/24	6.00%	3/20/2024	(698,700)		(788,767)
Fin Fut Us 2Yr Cbt 03/28/24	6.00%	3/29/2024	29,145,784		30,007,634
Fin Fut Us 5Yr Cbt 03/28/24	6.00%	3/29/2024	1,497,215		1,628,572
Fin Fut Us Ultra 10Yr Cbt 03/19/24	6.00%	3/20/2024	(10,979,576)		(12,957,615)
Fin Fut Us Ultra 30Yr Cbt 03/19/24	6.00%	3/20/2024	(1,197,772)		(1,600,148)
Carmx 2022-4 A3	5.34%	8/16/2027	499,072		500,773
Dcent 2023-A2 A	4.93%	6/15/2028	499,072		503,450
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,001,312		917,544
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	556,678		521,103
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	12,574		11,770
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	433,810		405,403
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	44,497		43,200
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	686,529		664,900
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	574,744		561,553
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	113,715		107,908
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	262		263
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	15,268		15,342
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	53,073		53,413
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	15,674		15,766
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	3,703		3,721
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9,243		9,530
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8,032		8,281
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	146,947		151,501
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	125,884		129,789
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	65,108		67,127
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	112,245		115,725
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	6,544		6,747
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	86,325		89,010
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	46,680		48,009
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	200,515		206,742
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	14,838		15,299
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	72,082		74,323
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	721,753		731,401
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,499,099		1,380,702
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	7,399,373		6,561,743
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	755,785		678,543
Fnma Pass Thru 30Yr #Sd8265	4.00%	11/1/2052	13,822,657		13,091,192
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	225,716		217,797
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	489,916		473,469
Gnma Ii Multpl Sgl 30Yr #Ma7589M	2.50%	9/20/2051	4,391,830		3,846,836
Denver Schs-B-Ref-Txb	4.24%	12/15/2037	698,700		658,275
La Local Govt Envrn-A	4.28%	2/1/2036	449,164		436,856
La Local Govt Envrn-A	4.15%	2/1/2033	299,443		295,014
Ny Urban Dev-B	3.54%	3/15/2028	1,696,844		1,625,215
Nyc Transtnl Fin-C3	3.50%	11/1/2032	1,746,751		1,603,042
Sales Tax Securitiztn	2.96%	1/1/2032	998,143		876,230
Tx Natural Gas Secz	5.10%	4/1/2035	898,329		916,349
Tx St Transn-1St Tier	5.18%	4/1/2030	598,886		613,232
U S Treasury Note	4.13%	6/15/2026	2,794,801		2,795,565
U S Treasury Note	4.13%	7/31/2028	2,195,915		2,220,791
U S Treasury Note	4.38%	8/31/2028	998,143		1,020,524
U S Treasury Note	4.25%	5/31/2025	30,044,113		29,940,249
Uninvested Cash Plus Receivables					761,613
Net Unsettled Trades					1,080,633
Net Futures Held					(16,289,675)
Broker Cash Collateral Received					(756)
Total Royal Bank of Canada Contract No. Citigroup01					$143,370,199

American United Life Insurance Company: S00020
Amxca 2022-4 A	5.18%	10/15/2025	468,129		$470,799
Aepwv 2013-1 A2	3.77%	8/1/2028	1,247,679		1,108,451
Bbcms 2022-C18 A2	5.50%	11/15/2027	933,264		949,664
Bmwot 2022-A A3	3.21%	6/25/2025	170,682		164,372
Bank 2023-Bnk45 A2	5.66%	2/15/2028	415,831		427,690
Cd 2016-Cd2 A3	3.25%	10/13/2026	848,422		759,870
Comet 2021-A1 A1	0.55%	7/15/2024	2,021,240		1,969,326
Cnp 2012-1 A3	3.03%	10/15/2024	2,096,101		492,850
Cgcmt 2019-C7 A1	2.08%	11/15/2024	1,996,287		536,061
Dbjpm 2017-C6 A4	3.07%	5/10/2027	998,143		945,304
Dtrt 2023-1 A3	5.90%	3/15/2027	1,000,140		1,016,964
Dcent 2022-A3 A3	3.56%	7/15/2025	1,232,707		1,210,478
Fnr 2014-81 Ve	3.00%	1/27/2025	1,597,029		1,202,805
Fnr 2017-104 Pa	3.00%	9/25/2028	6,188,488		871,056
Fnr 2022-29 Nq	4.00%	4/27/2026	1,497,215		956,098
Fnr 2022-50 A	4.50%	6/25/2026	1,547,122		1,091,414
Fnr 2022-54 Da	4.50%	9/25/2030	1,048,050		737,971
Fhr 3919 Ay	4.00%	9/15/2031	1,212,744		547,744
Fhr 4272 Yg	2.00%	4/15/2024	4,990,716		39,618
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhr 4486 Jn	2.00%	4/15/2024	2,994,430		38,262
Fhr 4571 Ca	2.50%	11/17/2025	4,092,387		530,101
Fhr 5057 Ab	2.50%	7/25/2028	2,675,024		1,504,024
Fhr 4888 Cb	3.00%	5/15/2028	5,489,788		899,831
Fhr 5009 Gd	2.50%	5/25/2029	1,896,472		644,492
Fhr 5254 A	4.50%	10/25/2030	1,487,233		1,040,911
Fhr 5263 Ea	4.00%	5/25/2029	1,232,707		1,015,209
Fnr 2011-36 Qb	4.00%	7/25/2030	2,744,894		904,665
Fordl 2022-A A3	3.23%	5/15/2024	1,097,958		611,466
Fordo 2022-B A3	4.41%	5/15/2025	291,458		288,358
Gnr 2015-16 Gm	2.00%	9/22/2025	6,188,488		115,629
Gnr 2020-74 Dc	1.00%	10/20/2027	3,992,573		971,409
Gnr 2021-78 D	2.50%	1/20/2031	2,096,101		1,197,304
Gnr 2022-85 Ka	4.00%	4/20/2026	1,597,029		1,110,571
Gnr 2022-100 Ka	4.00%	7/20/2026	1,247,679		745,031
Gnr 2022-107 A	3.00%	2/20/2026	1,447,308		859,375
Jdot 2022-B A3	3.74%	2/17/2026	512,047		504,631
Jdot 2023-A A3	5.01%	11/16/2026	407,242		408,983
Mbart 2022-1 A3	5.21%	5/15/2026	756,593		759,420
Narot 2022-B A3	4.46%	3/16/2026	906,314		901,435
T 2 5/8 04/15/25	2.63%	4/15/2025	1,562,294		1,532,895
T 2 3/4 05/15/25	2.75%	5/15/2025	1,052,043		1,030,924
T 2 7/8 06/15/25	2.88%	6/16/2025	1,580,260		1,546,691
T 3 07/15/25	3.00%	7/15/2025	2,300,720		2,282,538
Woart 2022-B A3	3.25%	11/17/2025	327,391		321,432
Woart 2022-C A3	3.66%	2/17/2026	643,802		633,302
Total American United Life Insurance Company: S00020					$37,897,424

Reinsurance Group of America Contract No. RGA00084
Us Dollar	4.98%		2,425,529		$2,425,529
Net Receivable	—%		70,827		70,827
U.S. Treasury Note/Bond 2.75 02/15/2024	2.75%	2/15/2024	14,258,477		14,361,669
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	1,597,029		1,605,338
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,146,008		2,126,465
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,401		1,396,150
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,236		931,935
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	339,512		325,036
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	998,143		995,891
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	873,375		867,516
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,048,050		1,036,713
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,072		492,879
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	623,840		611,256
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	923,283		906,033
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	864,288		856,686
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	449,164		454,570
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	1,936,924		1,853,531
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,143		966,327
Barclays Plc 4.836 05/09/2028	4.84%	5/9/2028	823,468		809,820
Fannie Mae 3.069 07/01/2047	3.07%	7/1/2047	508,522		513,447
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	1,736,777		1,732,799
Fannie Mae 3.111 07/01/2047	3.11%	7/1/2047	374,193		377,782
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	1,878,260		1,865,164
Freddie Mac 3.131 05/01/2047	3.13%	5/1/2047	53,741		54,155
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	1,350,534		1,355,776
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	1,441,040		1,431,687
Fannie Mae 3.14 06/01/2047	3.14%	6/1/2047	348,212		351,974
Freddie Mac 3.413 07/01/2047	3.41%	7/1/2047	31,613		31,396
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	399,257		385,071
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,072		477,818
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	831,314		827,091
Fannie Mae 2.861 10/01/2047	2.86%	10/1/2047	182,595		183,439
Fannie Mae 3.098 10/01/2047	3.09%	10/1/2047	32,555		32,051
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,946,379		1,893,626
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	228,894		227,447
Slm Student Loan Trust 6.19564 01/25/2041	6.20%	1/25/2041	433,542		428,707
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	191,187		183,201
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	816,481		812,002
Slm Student Loan Trust 5.76564 07/25/2040	5.77%	7/25/2040	2,234,869		2,196,084
Slm Student Loan Trust 6.22564 01/25/2040	6.23%	1/25/2040	943,810		936,633
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	63,726		62,394
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	923,283		879,135
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	249,536		250,076
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	100,937		102,130
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	338,340		340,259
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	438,808		444,135
Bank Of America Corp. 3.559 04/23/2027	3.56%	4/23/2027	524,025		507,871
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	998,143		947,857
The Cigna Group 4.375 10/15/2028	4.38%	10/15/2028	1,097,958		1,099,254
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	449,164		444,315
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	249,536		223,045
Fannie Mae 3.353 10/01/2049	3.35%	10/1/2049	661,399		640,873
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,048,050		1,064,707
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	898,329		800,967
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,397,401		1,379,381
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,170,962		2,120,751
Cvs Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	399,257		379,325
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	1,322,540		1,203,407
Dominion Energy 3.375 04/01/2030	3.38%	4/1/2030	1,147,865		1,066,431
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,097,958		1,041,280
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	1,247,679		1,091,045
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	823,468		716,064
Jpmorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	723,654		696,041
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	588,919		585,420
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	2,545,265		2,192,262
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	374,304		326,248
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	823,468		726,888
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	798,515		737,324
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	3,144,151		2,763,609
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	998,143		860,418
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	3,446,023		2,964,097
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	4,177,826		3,613,119
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	2,015,140		1,679,149
Natwest Group Plc 3.032 11/28/2035	3.03%	11/28/2035	299,443		249,214
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	1,297,586		1,097,615
British American Tobacco Plc 2.259 03/25/2028	2.26%	3/25/2028	224,582		202,306
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	224,310		185,997
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	1,771,704		1,602,148
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	7,815,321		6,975,200
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	835,148		745,281
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	2,370,590		2,224,433
The Williams Co., Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,197,772		1,090,670
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	2,332,140		2,081,187
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	1,542,916		1,333,828
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	2,751,658		2,480,546
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	1,601,606		1,429,311
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,297,586		1,130,130
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	524,025		512,416
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	1,297,586		1,152,548
U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	529,016		517,524
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	2,170,962		1,784,551
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	3,009,149		2,684,712
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	1,745,819		1,507,428
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	5,577,313		4,802,531
Prosus Nv 4.193 01/19/2032	4.19%	1/19/2032	274,489		241,945
U.S. Treasury Note/Bond 1.50 02/29/2024	1.50%	2/29/2024	9,362,584		9,353,209
The Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	1,871,519		1,814,961
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	274,489		256,341
British American Tobacco Plc 4.742 03/16/2032	4.74%	3/16/2032	1,497,215		1,457,000
Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	798,515		788,393
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,074,002		900,770
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	848,422		838,832
Dominion Energy 3.75 05/15/2027	3.75%	5/15/2027	449,164		440,689
U.S. Treasury Note/Bond 2.50 05/31/2024	2.50%	5/31/2024	4,117,341		4,080,350
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,082,287		999,380
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	3,570,954		3,316,297
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	623,840		612,843
Fannie Mae 2.523 06/01/2052	2.52%	6/1/2052	2,403,490		2,146,514
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Freddie Mac 4.226 09/01/2052	4.23%	9/1/2052	8,647,609		8,395,199
	Freddie Mac 3.318 07/01/2052	3.32%	7/1/2052	4,537,338		4,277,054
	Jpmorgan Chase & Co. 5.717 09/14/2033	5.72%	9/14/2033	648,793		682,330
	T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	823,468		863,872
	The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	1,721,797		1,828,244
	Enel Spa 7.10 10/14/2027	7.10%	10/14/2027	1,147,865		1,242,330
	Boston Properties, Inc. 6.75 12/01/2027	6.75%	12/1/2027	1,147,865		1,208,325
	Bank Of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	998,143		1,049,977
	Philip Morris International, Inc. 5.125 11/17/2027	5.13%	11/17/2027	324,397		332,209
	Ford Credit Auto Owner Trust 5.27 05/17/2027	5.27%	5/17/2027	3,828,878		3,847,068
	Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	1,097,958		992,240
	Freddie Mac Pool 3.50 08/01/2052	3.50%	8/1/2052	2,530,638		2,336,631
	Freddie Mac 4.701 01/01/2053	4.70%	1/1/2053	1,096,378		1,084,875
	Ubs Group Ag 5.711 01/12/2027	5.71%	1/12/2027	524,025		540,946
	Freddie Mac 3.984 01/01/2053	3.98%	1/1/2053	2,525,105		2,426,348
	Fannie Mae 3.50 05/01/2052	3.50%	5/1/2052	2,282,771		2,101,263
	Capital One Financial Corp. 5.817 02/01/2034	5.82%	2/1/2034	399,257		406,988
	Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,328,391		1,226,622
	U.S. Treasury Note/Bond 4.625 02/28/2025	4.63%	2/28/2025	3,224,003		3,272,487
	Texas Natural Gas Securitization Finance Corp. 5.102 04/01/2035	5.10%	4/1/2035	1,597,029		1,654,757
	The Charles Schwab Corp. 5.643 05/19/2029	5.64%	5/19/2029	723,654		747,099
	The Charles Schwab Corp. 5.853 05/19/2034	5.85%	5/19/2034	349,350		363,003
	Capital One Financial Corp. 6.377 06/08/2034	6.38%	6/8/2034	598,886		618,812
	Fannie Mae 3.50 02/01/2053	3.50%	2/1/2053	3,123,954		2,874,996
	Fannie Mae 3.00 11/01/2040	3.00%	11/25/2040	1,170,716		1,061,457
	Freddie Mac 4.627 08/01/2053	4.63%	8/1/2053	2,314,134		2,258,000
	U.S. Treasury Note/Bond 5.00 08/31/2025	5.00%	8/31/2025	4,346,914		4,460,431
	Ford Motor Credit Co. Llc 6.798 11/07/2028	6.80%	11/7/2028	573,932		606,398
	The Charles Schwab Corp. 6.196 11/17/2029	6.20%	11/17/2029	274,489		289,921
	U.S. Treasury Note/Bond 4.375 11/30/2028	4.38%	11/30/2028	2,066,157		2,122,155
	Total Reinsurance Group of America Contract No. RGA00084					$201,549,935
	Total Synthetic guaranteed investment contracts (GICs)					$965,399,391
	Total investments					$19,894,269,381

*	Participant loans	4.25% to 10.25%			$0	207,405,891

	Other investment liabilities
	Payable in Brazil Real					$(11,361)
	Payable in Canadian Dollar					(3,957)
	Payable in Chinese R Yuan Hk					(9,227,837)
	Payable in Euro					(2,568)
	Payable in Japanese Yen					(16,910)
	Payable in Mexican Peso					(1,702,189)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2023

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Payable in Pound Sterling					(456)
Payable in South African Rand					(25,195)
Payable in U.S. Dollar					(2,728,675)
Total Other investment liabilities					$(13,719,148)
Totals					$20,087,956,124
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 27, 2024

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.